Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

PQ CORPORATION

and

POTTERS BUYER, LLC

Dated as of October 15, 2020

-i-

-ii-

-iii-

-iv-

Exhibits

Exhibit A:	Accounting Principles
Exhibit B:	Form of Transition Services Agreement
Exhibit C:	Form of Purchase Price Allocation Schedule
Exhibit D:	Form of IP Transfer Agreement

Schedules

Schedule I:	The Sellers
Schedule II:	Transferred Companies
Parent Disclosure Schedule
Purchaser Disclosure Schedule

-v-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 15, 2020, is by and among PQ Corporation, a Pennsylvania corporation (“Parent”), and Potters Buyer, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Parent holds, directly and indirectly, through certain of its Subsidiaries (as defined below) (Parent and each such Subsidiary listed on Schedule I, a “Seller,” and, collectively, the “Sellers”), all of the Equity Interests (as defined below) of the entities listed on Schedule II hereto (each of the companies listed on Schedule II, a “Transferred Company,” and, collectively, the “Transferred Companies” and together with each of the companies listed on Schedule II under the heading “Transferred Subsidiaries,” each a “Transferred Entity” and collectively the “Transferred Entities”);

WHEREAS, the Sellers desire to sell and transfer, and Parent desires to cause Sellers to sell and transfer, and Purchaser desires to purchase, all of the Sellers’ right, title and interest in and to the Equity Interests of the Transferred Companies (the “Shares”) for the consideration set forth in Section 2.2(a), subject to the terms and conditions of this Agreement;

WHEREAS, PQ International C.V. desires to sell and transfer, and Parent desires to cause PQ International C.V. to sell and transfer, and Purchaser desires to purchase, all of PQ International C.V.’s right, title and interest in and to the Lux Note for the consideration set forth in Section 2.2(b), subject to the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, The Resolute Fund IV, L.P., a Delaware limited partnership (the “Purchaser Sponsor”), has duly executed and delivered to Parent a limited guaranty in respect of certain of Purchaser’s obligations hereunder, dated as of the date of this Agreement, in favor of Parent (the “Limited Guaranty”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall mean those methods, policies, practices, procedures, classifications and methodologies set forth on part 1 of Exhibit A.

“Accrued Taxes” shall mean an amount equal to the aggregate liability for (i) unpaid Income Taxes of the Transferred Entities (a) with respect or attributable to any Pre-Closing Period ending on the Closing Date or any Pre-Closing Period ending during the calendar year 2019 or 2020, in each case excluding any Taxes for which the applicable Transferred Entity has filed its final Income Tax Return for income Taxes for the relevant Pre-Closing Period, provided that all Taxes shown as due on any such filed Income Tax Return for the relevant Pre-Closing Tax Period have been paid and (b) imposed by a jurisdiction where a Transferred Entity filed a Tax Return for a Pre-Closing Period ending on or before December 31, 2019 or where a Transferred Entity first began operations in a Pre-Closing Period beginning after December 31, 2019 and (ii) any Taxes of the Transferred Entities that have been deferred from a Pre-Closing Period to a Post-Closing Period under the CARES Act; provided that Accrued Taxes shall not be less than zero in the aggregate. The calculation of Accrued Taxes shall (A) exclude any deferred Tax liabilities and deferred Tax assets, (B) consider estimated (or other prepaid) Tax payments only to the extent that such payments have the effect of reducing (not below zero) the particular current Tax liability in respect of which such payments were made, (C) consider transaction-related deductions only to the extent such deductions have the effect of reducing (not below zero) a particular Income Tax liability to which such deductions are relevant, (D) be determined in accordance with past practice to the extent supported by a “more likely than not” (or higher) standard under applicable Law, (E) exclude any Taxes attributable to actions outside of the Ordinary Course of Business taken by or at the direction of Purchaser, its Affiliates, or any Transferred Entity on the Closing Date after Closing and (F) exclude any amount of Taxes set forth as reserves for uncertain Income Tax positions of any Transferred Entity. Any Accrued Taxes described in clauses (i) and (ii) attributable to a Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing date based on an interim closing of the books on the Closing Date.

“Action” shall mean any judicial, or administrative claim, action, audit, suit, inquiry, investigation, arbitration, litigation or proceeding by or before any Governmental Entity.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, that, (a) no portfolio company of any investment fund affiliated with Purchaser Sponsor shall be considered an Affiliate of Purchaser and (b) no equityholder of PQ Group Holdings, Inc. shall be considered Affiliates of Parent, Sellers or the Transferred Entities hereunder; provided further that, from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of the Sellers or any of the Sellers’ Affiliates and (b) none of the Sellers nor any of the Sellers’ Affiliates shall be considered an Affiliate of any Transferred Entity.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Intellectual Property License Agreement, the Shared Services Agreement, and the Supply Agreements, the Distributor Agreement, the Warehousing Agreement, and each other agreement, document or certificate executed and delivered in connection herewith or therewith.

“Approved Form” shall mean, with respect to each applicable document, a form mutually acceptable to Parent and Purchaser, in each case acting reasonably and in good faith (it being understood and agreed that, if applicable, the initial base for each such document shall be the form provided by Parent and its Representatives to Purchaser and its Representatives prior to the date hereof).

“Australian Shares” shall mean the Equity Interests of PQ Holdings Australia Pty Limited and Potters Industries Acquisition Pty Ltd.

“Australian Transferred Entities” shall mean Potters Industries Acquisition Pty Ltd. 5069, Potters Industries Pty Ltd. 5009, PQ Holdings Australia Pty Limited 0054, and PQ Australia Pty Limited 0020.

“Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other compensation or benefits plan, program, policy, agreement or arrangement, including any employment agreement, individual consulting agreement, change in control, cash or equity-based bonus, phantom equity or incentive arrangement, severance or retention arrangement, vacation or other paid time off policy, pension or retirement plan, health and welfare plan, salary continuation plan or program, or fringe benefit plan (a) that is sponsored, maintained or contributed to (or required to be contributed to) by any Seller or any of their respective Affiliates for the benefit of any Business Employee, (b) that is sponsored, maintained or contributed to (or required to be contributed to) by any Transferred Entity, or (c) under or with respect to which any Transferred Entity has any Liability, in each case, excluding any Governmental Plan.

“Business” shall mean the business of (a) researching, developing, producing, marketing and selling (x) solid and hollow glass microspheres for transportation safety, polymer additive, metal finishing and conductive applications and (y) pelletized thermoplastic materials for pavement marking applications, and (b) producing and selling sodium silicate for industrial applications in Australia, Papua New Guinea and New Zealand, in each case of clauses (a) and (b), as conducted as of the Closing by the Transferred Entities, comprising (i) Parent’s performance materials reporting segments and (ii) Parent’s sodium silicate business, for this clause (ii) only, in Australia, Papua New Guinea and New Zealand.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean each (a) Transferred Entity Employee and (b) other employee of the Sellers or any of their Affiliates (as may be agreed to in writing between Parent and Purchaser prior to the Closing (including, in the case of each of clauses (a) and (b), any such employee who is on sick leave, military leave, vacation, holiday, short-term or long-term disability or other similar leave of absence)).

“Business Intellectual Property” shall mean the Intellectual Property owned by the Transferred Entities or any member of the Parent Group and used primarily by the Business (other than the Parent Names or Intellectual Property that is the subject of the Intellectual Property License Agreement).

“Business Material Adverse Effect” shall mean any event, change, development or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of the Business or the Transferred Entities, taken as a whole; provided that no such event, change, development or effect resulting or arising from any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect:” (a) general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Transferred Entities operate, including competition in geographic or product areas, (b) general political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets, the exit of the United Kingdom from the European Union, or in respect of or as a result of any political elections), (c) any act of civil unrest, war or terrorism, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States, or any other Governmental Entity, of a national emergency or war, (d) any conditions resulting from natural or manmade disasters or other acts of God, (e) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or binding interpretation thereof following the date of this Agreement, (f) the failure, in of itself, of the financial or operating performance of the Transferred Entities to meet internal, Parent’s, Purchaser’s or analyst projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect;” provided further, that this clause (f) shall not be construed as implying that any Seller is making any representation or warranty hereunder with respect to any internal, Parent or analyst projections, forecasts or budgets), (g) any action taken or omitted to be taken that is expressly required by this Agreement or at the written request of Purchaser, (h) the announcement of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Purchaser), or (i) changes in any Laws or GAAP occurring after the date hereof, except, in the case of the foregoing clauses (a) through (e) and (i), to the extent that the Business or the Transferred Entities, taken as a whole, are disproportionately adversely affected thereby relative to other similarly situated Persons operating in the industries in which the Transferred Entities operate (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or may be a Business Material Adverse Effect).

“Calculation Time” shall mean 12:01 a.m. (New York City time) on the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity, or any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19.

“Carlstadt Facility” means the facility located at 600 Industrial Road, Carlstadt, New Jersey 07072.

“Cash” shall mean, as of any time of determination, all cash, cash equivalents, short term investments, marketable securities and restricted cash (other than restricted cash related to the New Market Tax Credit Agreements) of the Transferred Entities, calculated in accordance with the Accounting Principles; provided, that in no event shall the amount of Cash exceed $18,000,000. Notwithstanding anything herein to the contrary, “Cash” shall be reduced by any issued but uncleared checks and increased by any deposits of cash in transit, in each case, as of such time of determination.

“Check Open Election” means an election pursuant to Treasury Regulations Section 301.7701-3(c) (and analogous U.S. state or local Income Tax Law) to classify an entity as a partnership or disregarded entity, as applicable, for U.S. federal and applicable state and local Income Tax purposes, effective on the day prior to the Closing Date.

“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time, as reduced for any payments made between the Calculation Time and immediately preceding the Closing which are used to pay Indebtedness or Transaction Expenses.

“Closing Indebtedness Amount” shall mean the amount of Indebtedness as immediately prior to the Closing on the Closing Date.

“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, to the extent unpaid or payable prior to the Closing on the Closing Date.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Competition Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of May 28, 2019 by and between Parent and The Jordan Company, L.P.

“Contract” shall mean any legally binding lease, sublease, contract, license, arrangement, option, instrument, understanding or other written agreement, other than a Permit.

“control” shall mean, as to any Person, the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment (including the collection, processing, use, storage, transfer, disposition, or protection of data) or otherwise relating to privacy, security, or security breach notification requirements and applicable to any Transferred Entity, to the conduct of the Business, or to any of the computer systems used by the Transferred Entities in the conduct of the Business: (i) the Parent Group’s (with respect to the Business) and each Transferred Entity’s own rules, policies, and procedures; (ii) all applicable Laws, rules and regulations; (iii) standards applicable to the Parent Group (with respect to the Business) or any Transferred Entity (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) applicable provisions of contracts into which the Parent Group (with respect to the Business) or any Transferred Entity has entered or by which it is otherwise bound.

“Debt Financing Entities” shall mean the Debt Financing Sources, together with their Affiliates, and their and their Affiliates’ current or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners and their successors and assigns.

“Debt Financing Sources” shall mean the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein (or any replacement debt financings) in connection with the Sale, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Distributor Agreement” shall mean the Distributor Agreement to be entered into by and among Parent, PQ Silicas UK Limited, and PQ Australia Pty at or prior to the Closing, which shall be in Approved Form.

“Environmental Condition” shall mean a condition resulting from the release of a Hazardous Material into the environment on, in, from, under or within any property, but does not include the presence of a Hazardous Material in locations and at concentrations that are naturally occurring.

“Environmental Laws” shall mean any Law relating to the pollution or protection of the environment, public or worker health and safety, or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any profits interests, option, warrant, purchase right, conversion right, exchange right, right of first refusal or other Contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, distributions, dividends, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Control Reform Act of 2018, Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Part 120 et. seq.), the Export Administration Regulations (15 C.F.R. Part 730 et. seq.), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, and import, and antiboycott laws and regulations imposed, administered or enforced by any other country, including the EU Dual Use regulation (Council Regulation (EC) No. 428/2009 (amended)), except to the extent inconsistent with U.S. law.

“FATA” means the Foreign Acquisitions and Takeovers Act 1975 (Cth) (Australia), as amended.

“FDI Authority” means the Spanish Subdirección General de Inversiones Exteriores at the Dirección General de Comercio Internacional e Inversione.

“FIRB Consent” means the clearance of the Foreign Investment Review Board of Australia in respect of the direct or indirect, as applicable, acquisition by Purchaser of (i) the Australian Shares and (ii) the Australian Transferred Entities; provided, that for purposes of the foregoing, “clearance” shall mean either (x) Purchaser receives notice in writing from the Australian Federal Treasurer or his or her delegate indicating that there are no objections under the Australian Government’s foreign investment policy or under FATA to Purchaser; or (y) the Australian Federal Treasurer is, by reason of lapse of time, no longer empowered to make an order under FATA in respect of the acquisition of the Australian Shares by Purchaser.

“Fraud” means common law fraud (and not a constructive fraud or negligent misrepresentation or omission) by a Person in making of the representations and warranties set forth in Articles III, IV, and V in this Agreement, as applicable.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“GIN” means the ISRA General Information Notice form required pursuant to N.J.S.A. 13:1K-9.a, published by the NJDEP, and available for electronic filing with the NJDEP.

“Government Contract” means any Contract for the sale of supplies or services by any Transferred Entity to a Governmental Entity or otherwise entered into by a Transferred Entity as a subcontractor at any tier in connection with a contract between another Person and a Governmental Entity.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body (public or private), commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored by a Governmental Entity, including any to which (a) any Seller or any of their respective Affiliates is obligated to contribute with respect to any Business Employee or (b) any Transferred Entity is obligated to contribute.

“Hazardous Material” means any substance, material or waste that is defined, listed or identified by any Governmental Entity as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect, or for which Liability or standards of conduct are imposed under Environmental Law, including petroleum, asbestos, crystalline silica, and per- and polyfluoroalkyl substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax imposed on, or measured by net income (however denominated).

“Indebtedness” shall mean, without duplication all Liabilities in respect of: (a) any indebtedness for borrowed money of any Transferred Entity, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes, debentures or other instrument, including such indebtedness set forth on Section 1.1(a)(i) of the Parent Disclosure Schedule, (b) any obligations of any Transferred Entity in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder, (c) all obligations of any Transferred Entity that are required to be capitalized on the balance sheet under ASC 842, (d) obligations for deferred or contingent and unpaid purchase price of any property or services, including seller notes, “earn-out” obligations, post-closing purchase price true-up obligations, and similar payment obligations, (e) any natural gas or other commodity hedging agreements or arrangements solely to the extent the aggregate Liability related to natural gas or other commodity hedging agreements or arrangements exceeds $2,000,000 in the aggregate, (f) all interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to such Indebtedness referred to in the other clauses of this definition assuming the repayment in full of such Indebtedness, (g) to the extent not settled or eliminated prior to Closing pursuant to Section 6.7, all intercompany accounts between a Transferred Entity, on the one hand, and any member of the Parent Group, on the other hand, (h) Accrued Taxes, (i) the One Time Stand Alone Cost Amount and (j) the New Market Tax Credit Liability; provided that Indebtedness shall not include (1) any intercompany accounts between Transferred Entities or between a Transferred Entity and any member of the Parent Group to the extent settled or eliminated prior to Closing pursuant to Section 6.7, (2) any Liabilities included in the calculation of Working Capital, (3) any Liabilities under the New Market Tax Credit Agreements other than the New Market Tax Credit Liability, (4) any Liabilities under the Industrial Revenue Bond Agreements, (5) the Lux Note and (6) any items listed on Section 1.1(a)(ii) of the Parent Disclosure Schedule.

“Industrial Revenue Bond Agreements” shall mean the agreements listed on Section 1.1(a)(iii) of the Parent Disclosure Schedule.

“Intellectual Property” shall mean any and all statutory and/or common law intellectual property and proprietary rights throughout the world, including: (a) all patents and patent applications, statutory invention registrations, or similar rights in inventions (“Patents”), (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof (“Marks”), (c) World Wide Web addresses and domain names and applications and registrations therefor (“Internet Properties”), (d) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship, and (e) trade secrets, processes, techniques, and other rights in “know-how” that derives independent economic value, whether actual or potential, from not being known by other Persons (“Trade Secrets”).

“Intellectual Property License Agreement” shall mean the Intellectual Property License Agreement to be entered into by and between Parent and PQ Australia Pty Ltd at or prior to the Closing, substantially in the form attached as Exhibit D to this Agreement.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, as amended, N.J.S.A. 13:1K-6 et seq., and the regulations used by NJDEP to administer this statute and published at N.J.A.C. 7:26B.

“ISRA Authorization” means all compliance with ISRA required before, at or after the Closing and shall include, without limitation, the fully-executed Remediation Certification documents, an authorization from the NJDEP for an alternate compliance option, or an RAO issued by the LSRP.

“ISRA Authorization Costs” shall mean all costs and expenses incurred in connection with achieving ISRA Authorization, including costs and expenses related to the performance of investigatory and remedial actions, expenses for the handling, treatment, storage, management, transportation and disposal of Hazardous Material, expenses for the procurement, rental, transportation, installation, operation or maintenance of equipment, costs and expenses to comply with public notification requirements, expenses to obtain and comply with permits (including RAPs), contractors’, consultants’ (including LSRPs’) and attorneys’ fees and disbursements, governmental fees and oversight charges, filing fees, and remediation funding source and financial assurance fees, costs and surcharges.

“Knowledge of Parent” shall mean the actual knowledge of Scott Randolph, Kelly O’Brien, Steve Moyer, Don Blackhurst, Jonathan Pritchard, Steven Bush, Joseph Koscinski, William Sickho Jr., Elaine Simpson, Mike Feehan and Tom Schneberger.

“Knowledge of Purchaser” shall mean the actual knowledge of the Persons listed on Section 1.1(a) of the Purchaser Disclosure Schedule.

“Law” shall mean any federal, state, local, foreign or supranational law (including common law), act, code, statute, regulation, ordinance, rule, Order or decree by any Governmental Entity.

“Liability” shall mean all indebtedness, obligations and other liabilities of any kind, whether absolute, determined, accrued, unaccrued, matured, unmatured, absolute, contingent (or based upon any contingency), known or unknown, fixed, asserted, unasserted, primary, secondary, liquidated, unliquidated, or otherwise, in contract, tort, strict liability or whether due or to become due, and without regard to when sustained incurred or asserted or when the relevant events occurred or circumstances existed, including any Liens, fines, penalties, fees, royalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Liens” shall mean all liens, licenses, pledges, charges, security interests, restrictions or limitations on transfer (other than restrictions on transfer arising under applicable securities Laws), options, rights or other similar encumbrances.

“Loss” shall mean, any damage, liability, demand, claim, action, cause of action, Tax, cost, deficiency, penalty, award, judgement, fine, or other loss or out-of-pocket expense (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees), whether or not arising out of a third party claim, against or affecting such Person; provided, that the parties agree that “Loss” shall not include any punitive damages or any indirect damages that are remotely speculative and not the reasonably foreseeable result of the breach, in each case, except to the extent such damages are determined to be payable to a third party in connection with a final non-appealable judgement made with respect to a third party’s claim.

“LSRP” shall mean a licensed site remediation professional as defined by the New Jersey Site Remediation Reform Act, as amended, N.J.S.A. 58:10C-1 et seq., at N.J.S.A. 58:10C-2.

“Lux Note” shall mean that certain intercompany Promissory Note owed by Luxco to PQ International C.V., dated as of January 3, 2020, in principal amount of $82,190,681.54.

“Lux Note Balance” shall mean the applicable outstanding amount of the principal and any accrued unpaid interest on the Lux Note determined as of the Closing Date.

“Luxco” shall mean Potters International Holdings S. á r.l., a private limited liability company (Societe a responsabilite limitee) established and existing under the laws of the Grand Ducy of Luxembourg.

“New Market Tax Credit Agreements” shall mean the agreements listed on Section 1.1(a)(iv) of the Parent Disclosure Schedule.

“New Market Tax Credit Liability” shall mean an amount equal to $4,760,000.

“NJDEP” shall mean the New Jersey Department of Environmental Protection and any successor thereto.

“One Time Stand Alone Cost Amount” shall mean an amount equal to $6,700,000.

“Order” shall mean any order, judgment, writ, injunction, stipulation, determination, award, decision, judgment, ruling, verdict or decree.

“Ordinary Course of Business” shall mean the ordinary course of commercial operations of the Business, consistent with past practice and conduct (including any conduct, practice or action taken as Pandemic Measures, with respect to, or as a result of, COVID-19 to the extent (i) consistent with actions taken by the Business prior to the date hereof and (ii) reasonably consistent with the policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization or any other Governmental Entity).

“Organizational Documents” shall mean, with respect to a Person, the certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” temporary workforce reduction (to the extent in connection with any location closure as a result of another Pandemic Measure or taken after reasonable consultation with Purchaser to the extent taken after the date hereof), social distancing, mandatory shut down or closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Entity that the Transferred Entities reasonably determine is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19, (ii) ensuring compliance with applicable Law or (iii) protecting the health and safety of employees or other Persons with whom the Transferred Entities and their personnel come into contact with during the course of business operations.

“Parent Group” shall mean Parent and the Sellers and their respective Affiliates (other than any Transferred Entity).

“Permits” shall mean all licenses, certificates, permits, franchises, approvals, registrations, authorizations, consents or Orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business which are not yet due, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (c) Liens for Taxes, assessments or other governmental charges or levies (i) that are not delinquent or (ii) that are being contested by appropriate Actions or that may thereafter be paid without penalty and for which appropriate reserves have been established on the Business Financial Statements in accordance with GAAP, (d) Liens disclosed on or reflected in the Business Financial Statements, (e) defects or imperfections of title or other Liens not interfering with the ordinary conduct of the Business as a whole, (f) zoning, building and other similar restrictions which are not violated by the current use or occupancy of such Business Leased Real Property or Business Owned Real Property, (g) Liens listed in Schedule B of the applicable title insurance policies provided to Purchaser and any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the Business as a whole, (h) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (i) non-exclusive licenses or other rights granted in respect of Intellectual Property in the Ordinary Course of Business, (j) immaterial Liens incurred in the Ordinary Course of Business securing Liabilities that are not material to the Transferred Entities or the Business, (k) any purchase money security interests, equipment leases or similar financing arrangements incurred in the Ordinary Course of Business, (l) Liens arising under the Industrial Revenue Bond Agreements, (m) Liens arising under the New Market Tax Credit Agreements, (n) Liens arising under Indebtedness set forth on Section 1.1(a)(i) of the Parent Disclosure Schedule and (o) Liens arising under the indebtedness (1) set forth on Section 1.1(a)(iii) of the Parent Disclosure Schedule which will be released at or prior to Closing or (2) incurred in response to any Pandemic Measure or COVID-19.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“PQ International C.V.” shall mean PQ International C.V., a limited partnership (Comandita Venootschap), established and existing under the laws of the Netherlands.

“Pre-Closing Period” shall mean any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Purchaser to consummate the Sale pursuant to this Agreement.

“R&W Insurance Policy” means the buyer-side representation and warranty liability insurance policy, if any, bound in connection with this Agreement.

“RAO” means a Remedial Action Outcome as referenced in the regulations at N.J.A.C. tit.7, § 26B-1.10(b)1.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching into the environment.

“Remedial Action” shall mean any and all actions to: (a) investigate, clean up, remediate, remove, treat, monitor, contain or in any other way address any Hazardous Material in the environment, (b) prevent the release or threat of release or minimize the further release of a Hazardous Material so it does not migrate or endanger public health or welfare or the environment, and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care. The term “Remedial Action” includes any action that constitutes a “removal,” “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. §§ 9601(23), (24) and (25); and a “corrective action” as defined in RCRA, 42 U.S.C. § 6901 et seq.

“Remediation Certification” means an ISRA Remediation Certification form published by the NJDEP and completed and filed with the NJDEP in accordance with the requirements of N.J.A.C. 7:26B-3.3(c).

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors and representatives.

“Required Information” shall mean (i) the financial statements and other information which are necessary to satisfy the conditions set forth in paragraph 8 of Exhibit C of the Debt Commitment Letter; (ii) such other financial information regarding the Parent and its Subsidiaries as Purchaser or its advisors reasonably request from Parent, to the extent necessary to allow Purchaser and its advisors to prepare pro forma financial statements of Parent, necessary to satisfy the condition set forth in paragraph 7 of the Debt Commitment Letter; and (iii) customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any information materials that authorize the distribution of information provided under clauses (i) and (ii) above to prospective lenders.

“Retained Business” shall mean the businesses of the Parent Group and its Affiliates (other than the Business).

“Sanctioned Person” shall mean a Person that is (a) the subject of Sanctions, (b) located in or organized under the laws of a country or territory which is or has been the subject of country- or territory-wide Sanctions within the last three (3) years (including without limitation Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine), or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” shall mean those trade, economic, and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by (i) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control) and the U.S. Department of State or (ii) other similar governmental bodies with regulatory authority over the Transferred Entities.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 338(g) Entities” shall mean Interminglass Sp. Z o.o., Potters-Ballotini Co., Ltd., Northern Cullet Limited, Potters Ballotini Acquisition GmbH, Potters Netherlands Holdings I C.V., Potters Netherlands Holdings II B.V., Sovitec Mondial S.A., Sovitec International B.V., Sovitec Iberica, S.A., Sovitec France S.A.S., Beads Belgium S.A., Sovitec Belgium S.A., and Glass Beads S.A.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean each Benefit Plan that is not a Transferred Entity Benefit Plan.

“Seller Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of the Sellers to consummate the Sale pursuant to this Agreement.

“Seller Parent” shall mean PQ Group Holdings Inc.

“Shared Contract” means, any Contract pursuant to which any member of the Parent Group is a party and pursuant to which a non-affiliated third party provides services or benefits in respect of the Business and other services or benefits not in respect of the Business.

“Shared Services Agreement” shall mean the Shared Services Agreement to be entered into by and between Parent and Potters Industries LLC at or prior to the Closing, which shall be in Approved Form.

“Spanish FDI Law” means Spanish Law 19/2003, as amended.

“Spanish Shares” means the Equity Interests of Sovitec Iberica, S.A.

“Spanish Transferred Entity” means Sovitec Iberica, S.A.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person is a general partner or managing member.

“Supply Agreements” shall mean (a) the Silica Gel Supply Agreement, to be entered into by and between Parent and Potters Industries, LLC at or prior to the Closing, (b) the Augusta Silicate Supply Agreement to be entered into by and between Parent and Potters Industries, LLC at or prior to the Closing, and (c) the Soda Ash Supply Agreement to be entered into by and between Parent and Potters Industries, LLC at or prior to the Closing, in each case, which agreement shall be in Approved Form.

“Tax” shall mean any tax of any kind, including any federal, state, local or non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum or withholding tax, or other fee, levy, impost, duty or assessment imposed by a Governmental Entity, in each case, together with all interest and penalties imposed with respect to (or in lieu of) such amounts.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any taxing authority.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto or amendment thereof.

“Transaction Expenses” means (a) all fees, costs and expenses incurred or otherwise payable by the Transferred Entities, whether accrued for or not, in connection with the auction and sale process of the Business and the negotiation, documentation and consummation of the transactions contemplated by this Agreement (including the Pre-Closing Restructuring), including the fees and expenses of Ropes & Gray LLP, Babst, Calland, Clements and Zomnir, P.C., Goldman Sachs & Co. LLC, Harris Williams & Co., PricewaterhouseCoopers, Ernst & Young, White & Case LLP, and any brokerage fees, commissions, finders’ fees or financial advisory fees and (b) all change of control or sale payments or bonuses, severance payments, retention bonuses or other compensatory payments, in each case, triggered, in whole or in part as a result of the execution of this Agreement, the consummation of the transactions contemplated hereby, the consummation of the Sale or as a result of actions taken by Parent, the Sellers or the Transferred Entities at or prior to the Closing but excluding any “double trigger” payment obligations, together with the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments (in each case, determined without regard to any deferral under the CARES Act); provided, that if Parent agrees to pay and be responsible for any expense of the Transferred Entities that would otherwise constitute a Transaction Expense, any such expense shall not be a Transaction Expense hereunder (provided that Parent fully assumes, agrees to pay, and holds Purchaser harmless in respect of any such expense).

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that is (a) sponsored, maintained or contributed to solely by one or more Transferred Entities, (b) contributed to by one or more of the Transferred Entities pursuant to a CBA of to which a Transferred Entity is a signatory party, or (c) an individual agreement entered into between a Transferred Entity and a Business Employee (provided that, for the avoidance of doubt, no such employee who is eligible for or receiving long-term disability benefits under a Seller Benefit Plan as of immediately prior to the Closing shall be a Transferred Entity Employee).

“Transferred Entity Employee” shall mean each employee employed by a Transferred Entity as of immediately prior to the Closing.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and Potters Industries, LLC at or prior to the Closing, substantially in the form of Exhibit B hereto, with such changes as may be mutually agreed upon between the parties hereto.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“Warehousing Agreement” shall mean the Warehousing Agreement to be entered into by and between Eco Services Operations Corp. and Potters Industries, LLC at or prior to the Closing, which shall be in Approved Form.

“Working Capital” shall mean (a) the current assets of the Transferred Entities that are included in the line item categories of current assets specifically identified in Exhibit A, in each case as of the Calculation Time less (b) the current liabilities and certain non-current liabilities of the Transferred Entities that are included in the line item categories of current liabilities specifically identified in Part 2 of Exhibit A, in each case as of the Calculation Time; and in each case, without duplication and without giving effect to the Sale, and calculated in accordance with the Accounting Principles.

“Working Capital Adjustment Amount” shall mean (A) if Working Capital is greater than $132,000,000, an amount equal to (i) Working Capital minus (ii) $132,000,000; (B) if Working Capital is less than $128,000,000, an amount (expressed as a negative number) equal to (i) $128,000,000 minus (ii) Working Capital; and (C) in any other case, zero $(0).

Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section / Article
Affiliated Party	4.21
Agreement	Preamble
Allocation	8.2(b)
Alternative Financing	6.15(c)
Anticorruption Laws	4.9(c)
Antitrust and Foreign Investment Filings	6.3(c)
ATE Closing	6.24(b)(v)
ATE Leakage	6.24(b)(iv)
Audited Business Financial Statements	4.6
Australian Reorganization	6.24(a)
Business Financial Statements	4.6
Business Leased Real Property	4.17(b)
Business Leases	4.17(b)
Business Liabilities	6.22(b)
Business Material Contract	4.10(a)
Business Owned Real Property	4.17(a)
Business Systems	4.18(f)
CARES Act	5
Cash Incentive Compensation	7.7
CBA	4.10(a)(xv)
Closing	2.1(a)
Closing Date	2.3(a)
Closing Purchase Price	2.2
Commitment Letters	5.6(b)
Competing Business	6.14(b)
Continuation Period	7.2
Data Room	11.(b)
Debt Commitment Letter	5.6(a)
Debt Financing	5.6(a)
Definitive Debt Financing Agreements	6.15(a)
EBITDA	7.7
Employee Information List	4.12(a)
Enforceability Exceptions	3.2
Equity Commitment Letter	5.6(b)
Equity Financing	5.6(b)
ERM	6.20(a)
Estimated Closing Cash Amount	2.4
Estimated Closing Indebtedness Amount	2.4
Estimated Closing Statement	2.4
Estimated Working Capital Adjustment Amount	2.4
FDI Approval	6.28(a)
FDI Waiver	6.28(a)
Final Closing Statement	2.6(c)
Final Purchase Price	2.7
Financing	5.6(b)
Flow-Through Tax Returns	8.4
Guarantees	6.9(a)
Guaranty	Recitals
Inactive Employee	7.1

Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Inside Date	2.3(a)
Insurance Policy	4.15
Interim Business Financial Statements	4.6
Legal Restraints	9.1(b)
Lux Note Sale	2.1(b)
Marketing Material	6.15(d)(i)
Material Customers	4.23
Material Government Contracts	4.10(c)
Material Suppliers	4.23
Multiemployer Plan	4.11(c)
Notice of Disagreement	2.6(a)
Outside Date	10.1(b)
Parent	Preamble
Parent Disclosure Schedule	III
Parent Group’s Counsel	11.15
Parent Indemnitees	6.22(b)
Parent Names	6.13(a)
Parent Related Parties	10.3(d)
Parent Releasees	6.17(a)
Parent’s 401(k) Plan	7.6
Parent’s Allocation	8.2(b)
PBGC	4.11(d)
Post-Closing Adjustment	2.7
Pre-Closing Occurrences	6.10
Pre-Closing Restructuring	6.18
Pre-Closing Tax Audit	8.4
Products	4.25
Purchase Price Allocation Schedule	8.2(a)
Purchaser	Preamble
Purchaser Benefit Plans	7.3
Purchaser Disclosure Schedule	V
Purchaser Indemnitees	6.22(a)
Purchaser Releasees	6.17(b)
Purchaser Sponsor	Recitals
Purchaser’s 401(k) Plan	7.6
Purchaser’s Allocation Notice	8.2(b)
Purchaser’s LSRP	6.20(c)

RAP	6.20(h)
Registered Intellectual Property	4.18(a)
Reimbursement Obligations	6.15(d)(iii)
Resolution Period	2.6(b)
Retained Liabilities	6.22(a)
Retained Policies	6.10
Sale	2.1(b)
Section 338(g) Elections	8.1(a)
Section 338(h)(10) Election	8.1(b)
Seller	Recitals
Sellers	Recitals
Sensitive Business Information	6.2(a)
Shares	Recitals
Shares Sale	2.1(a)
Solvent	5.6(g)
Spanish Reorganization	6.28(c)
Tax Opinions	6.27(b)
Termination Fee	10.3(b)
Transfer Taxes	8.8
Transferred Business Employee	7.1
Transferred Companies	Recitals, Recitals
Transferred Company	Recitals
Transferred Entities	Recitals
Transferred Entity	Recitals
WARN Act	4.12(e)

ARTICLE II

THE SALE

Section 2.1 Sale and Purchase of Shares and Lux Note.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Parent shall, and shall cause the other Sellers to, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from the Sellers, all of the Sellers’ right, title and interest in and to the Shares free and clear of all Liens other than Liens arising under applicable securities laws (the “Shares Sale”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall cause PQ International C.V. to transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from PQ International C.V., all of PQ International C.V.’s right, title and interest in and to the Lux Note free and clear of all Liens other than Liens arising under applicable securities laws (the “Lux Note Sale” and together with the “Shares Sale”, the “Sale”)

Section 2.2 Closing Purchase Price; Lux Note Balance.

(a) In consideration for the Shares, at the Closing, Purchaser shall deliver to Parent (and/or one or more of Parent’s designees), in cash, an aggregate amount of (a) $650,000,000, plus (b) the Estimated Working Capital Adjustment Amount, plus (c) the Estimated Closing Cash Amount, minus (d) the Estimated Closing Indebtedness Amount, minus (e) the Estimated Transaction Expense Amount (the aggregate amount determined pursuant to clauses (a) through (e) of this Section 2.2, the “Closing Purchase Price”), minus (f) the Lux Note Balance.

(b) In consideration for the Lux Note, at the Closing, Purchaser shall deliver to PQ International C.V., in cash, an amount equal to the Lux Note Balance.

Section 2.3 Closing.

(a) The Closing shall take place remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., email of PDF documents), on (i) the date that is two (2) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived; provided that, notwithstanding the foregoing, the Closing shall not occur prior to December 1, 2020 (as it may be extended pursuant to Section 6.28, the “Inside Date”), or (ii) at such other place, time or date as may be mutually agreed upon in writing by Parent and Purchaser. The date on which the Closing actually occurs is referred to as the “Closing Date”.

(b) At the Closing:

(i) Parent shall, or shall cause the applicable Sellers to:

(A) deliver to Purchaser certificates evidencing the Shares to the extent that such Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer and with any required stock transfer stamps affixed thereto, and to the extent that such Shares are not in certificate form, evidence of book-entry transfer of such Shares or, to the extent, the Shares relate to a Transferred Company that is formed in a jurisdiction other than the United States, such documents, instruments and notarizations as required by applicable Law to sell and transfer such Shares to Purchaser at the Closing;

(B) deliver to Purchaser an instrument of transfer duly executed by Luxco and PQ International C.V. conveying the Lux Note to Purchaser (or its designee), in form and substance reasonably satisfactory to Purchaser;

(C) deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements to which any member of the Parent Group or any Transferred Entity is a party;

(D) deliver to Purchaser the certificate required by Section 9.2(c);

(E) deliver to Purchaser reasonable evidence of the release of, or arrangements for the release of, any guarantee of or Liens securing obligations of the Transferred Entities under those items listed on Section 6.19 of the Parent Disclosure Schedule;

(F) deliver to Purchaser reasonable evidence of the termination of all arrangements, understandings or Contracts by any member of the Parent Group (other than the Transferred Entities), on the one hand, and any Transferred Entity on the other hand, as required by Section 6.8; and

(G) for each Seller that is a U.S. person, within the meaning of Section 7701(a)(30) of the Code, deliver to Purchaser a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

(ii) Purchaser shall:

(A) deliver to Parent (or to any Affiliate designated by Parent) on behalf of the Sellers by wire transfer, to an account or accounts designated by Parent (or by such Affiliate) prior to the Closing, immediately available funds in an aggregate amount equal to the Closing Purchase Price;

(B) pay any Transaction Expenses that Parent so requests in writing it pay in the Estimated Closing Statement;

(C) deliver to Parent the certificate required by Section 9.3(c); and

(D) deliver to Parent on behalf of the Sellers a duly executed counterpart to each of the Ancillary Agreements to which Purchaser or any of its Subsidiaries is a party.

Section 2.4 Closing Statement. Not less than three (3) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser with a statement, certified by an executive officer of Parent, that contains Parent’s good faith estimate of, and reasonable detail and support for, each of (i) the Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”), (ii) the Closing Cash Amount (the “Estimated Closing Cash Amount”), (iii) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), and (iv) the Closing Transaction Expense Amount (such statement, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (i) Parent’s determination of the Closing Purchase Price based on such estimates and (ii) the account or accounts to which Purchaser shall transfer the Closing Purchase Price pursuant to Section 2.3 (and the amount to be transferred to each such account(s)). The Estimated Closing Statement shall be based on the books and records of the Transferred Entities and prepared in accordance with the Accounting Principles and the applicable definitions set forth herein.

Section 2.5 Post-Closing Statements.

(a) Within sixty (60) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Parent a reasonably detailed statement, that sets forth (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Closing Transaction Expense Amount, together with reasonable detail of Purchaser’s calculations of such amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be based on the books and records of the Transferred Entities and prepared in accordance with the Accounting Principles and the applicable definitions set forth herein.

(b) Following the Closing through the date that the Initial Closing Statement has become final and binding in accordance with Section 2.6(c), Parent and its Representatives shall be permitted to access and review, on a confidential basis and to the extent necessary to review or analyze the Initial Closing Statement, the books, records and work papers of the Transferred Entities and Purchaser that are reasonably related to the calculations of the Working Capital Adjustment Amount, the Closing Cash Amount and the Closing Indebtedness Amount, and Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) and its and their respective employees, accountants and other Representatives directly involved in the preparation of the Initial Closing Statement to, reasonably cooperate with and assist Parent and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent so requested, in each case, upon reasonable advance written notice, during normal business hours and subject to the execution of customary access letters and restrictions caused by Pandemic Measures.

(c) Purchaser agrees that, following the Closing through the date that the Initial Closing Statement becomes final and binding in accordance with Section 2.6(c), it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Initial Closing Statement is based, or on which the Final Closing Statement is to be based, that would impede or delay the determination of the amount of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount or the Closing Transaction Expense Amount or the preparation of any Notice of Disagreement or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement.

Section 2.6 Reconciliation of Initial Closing Statement.

(a) Parent shall notify Purchaser in writing no later than forty-five (45) days after Parent’s receipt of the Initial Closing Statement if Parent disagrees with the Initial Closing Statement, which notice shall describe the specific items of disagreement and the specific basis therefor (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such forty-five (45) day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Purchaser within such forty-five (45) day period, then only such portions of the Initial Closing Statement that Parent does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Parent and Purchaser shall cooperate in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c) If, at the end of the Resolution Period, Parent and Purchaser have been unable to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement, Parent and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to the dispute resolution group of Grant Thornton LLP or, if such firm is unwilling or unable to fulfill such role, (i) another independent certified public accounting firm in the United States of national reputation mutually acceptable to Parent and Purchaser, or (ii) if Parent and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Parent and Purchaser shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the definitions contained in this Agreement and based solely on a single written submissions of the parties (which written submissions must be concurrently provided to the other party) and not an independent review, binding on the parties to this Agreement, of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Parent and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed matter, such determination, if not in accordance with the position of either Parent or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.”

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne on a proportionate basis by Parent, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested. During the review by the Independent Accounting Firm, each of Purchaser and Parent shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c). In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator, it being understood that in acting under this Agreement, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.

(e) The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Post-Closing Adjustment, and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement.

Section 2.7 Post-Closing Adjustment. The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (a) (i) the Working Capital Adjustment Amount set forth in the Final Closing Statement, minus (ii) the Working Capital Adjustment Amount set forth in the Estimated Closing Statement, plus (b) (i) the Closing Indebtedness Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Indebtedness Amount set forth in the Final Closing Statement, plus (c) (i) the Closing Cash Amount set forth in the Final Closing Statement, minus (ii) the Closing Cash Amount set forth in the Estimated Closing Statement, plus (d) (i) the Closing Transaction Expense Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Transaction Expense Amount set forth in the Final Closing Statement. If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay in cash to Parent (or one or more Affiliates designated by Parent) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Parent (or an Affiliate designated by Parent) shall pay in cash to Purchaser the absolute value of the amount of the Post-Closing Adjustment. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Any such payment pursuant to this Section 2.7 shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by the party entitled to such payment within three (3) Business Days after the determination of the Final Closing Statement.

Section 2.8 Withholding. Purchaser, the Transferred Entities and any other applicable withholding agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as such Person is required to withhold or deduct under the Code, or any provision of applicable state, local or non-U.S. Tax Law with respect to the making of such payment; provided, except in the case of withholding with respect to compensatory payments to employees through applicable payroll procedures, withholding under Australian Law caused by Parent, any of Parent’s Affiliates (including any Seller) or any Transferred Entity’s failure to provide Tax certifications (or other applicable documentation), or caused by the failure of a Seller to deliver the certificate described in Section 2.3(b)(i)(F), such Person shall use its reasonable best efforts to notify in writing the Person in respect of which such withholding is to be made at least (5) days prior to the date of payment, which written notice shall set forth the amounts to be withheld and the Law requiring such withholding, and both such Persons shall cooperate in good faith to reduce or eliminate such withholding to the extent permitted by applicable Law. To the extent that such amounts are so withheld, such amounts shall be timely remitted to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as set forth in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Parent hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization and Qualification. Parent and each other Seller is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent good standing is a legal principle applicable in such jurisdiction), and Parent and each other Seller has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and own, lease and use the properties owned, leased and used by it, and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.2 Authority Relative to this Agreement. Parent and each other Seller has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. This Agreement has been duly and validly executed and delivered by Parent, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, will constitute, and each Ancillary Agreement when executed and delivered by Parent and any Sellers party thereto, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by the Purchaser or its Affiliate party thereto, in each case, will constitute, a valid, legal and binding agreement of Parent and/or the other applicable Sellers, enforceable against Parent and/or such Sellers in accordance with its terms, subject to the, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.3 No Conflicts. Except as set forth on Section 3.3 of the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or any Seller for the execution, delivery and performance by Parent or such Seller of this Agreement or any Ancillary Agreement to which Parent or such Seller is a party, or the consummation by Parent or such Seller, as applicable, of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of any Competition Laws or (b) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Assuming compliance with the items described in clauses (a) and (b) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Parent or a Seller is a party, nor the consummation by Parent or such Seller, as applicable, of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Parent or such Seller, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for

Permitted Liens, or any right of approval, consent, notice, payment, termination, non-renewal, modification, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or such Seller or any of its respective properties or assets are bound, or (iii) violate any Law applicable to such Seller or any of its properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.4 Ownership of Shares; Title. Each Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Section 3.4 of the Parent Disclosure Schedule, which sets forth the class and number of Shares held by such Seller, and each Seller has good and valid title to the Shares it owns, free and clear of all Liens other than Permitted Liens. Each Seller has full right, power and authority to transfer and deliver to Purchaser good and valid title to the Shares held by such Seller, free and clear of all Liens other than Permitted Liens. Other than the Shares held by a Seller, such Seller does not hold any other Equity Interests in the Transferred Companies. Immediately following the Closing, Purchaser or its designee, as applicable, will be the record and beneficial owner of the Shares, and have good and valid title to the Shares, free and clear of all Liens, except as are imposed by Purchaser or its Affiliates. Parent holds, directly and indirectly, through certain of its Subsidiaries all of the Equity Interests of the Transferred Companies.

Section 3.5 Litigation. (a) There is no Action pending or, to the Knowledge of Parent, threatened, against Seller or any of its Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (b) no Seller nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.6 No Additional Representation or Warranties. Except as provided in this Article III and Article IV, or any certificate or other document entered into, made, delivered, or made available in connection herewith, (a) Parent is not making and none of its directors, officers, managers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser or its Affiliates regarding the Sellers and (b) no such party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TRANSFERRED ENTITIES

Except as disclosed in the Parent Disclosure Schedule, it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Parent hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

Section 4.1 Organization of the Transferred Entities. Each Transferred Entity is a legal entity (a) duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business (including the Business) makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, a Business Material Adverse Effect.

Section 4.2 Due Authorization. Each Transferred Entity has all necessary corporate or similar power and authority to execute, deliver and perform each Ancillary Agreement to which it is a party in accordance with the terms thereof. Each Ancillary Agreement when executed and delivered by the Transferred Entity party thereto will be duly and validly executed and delivered by such Transferred Entity, and, assuming the due authorization, execution and delivery of each Ancillary Agreement by Purchaser or its applicable Affiliate, will constitute, a valid, legal and binding agreement of the applicable Transferred Entity, enforceable against them in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 4.3 No Conflict. Except for applicable Competition Laws and applicable Laws governing foreign direct investment, compliance with ISRA, and as set forth on Section 4.3 of the Parent Disclosure Schedule, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4 below, the execution and delivery of this Agreement by Parent and the consummation by Parent, Sellers and their applicable Affiliates of the transactions contemplated hereby or thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, any applicable Law to which any Transferred Entity is subject or by which any property or asset of any Transferred Entity is bound, (b) conflict with the Organizational Documents of any of the Transferred Entities, (c) violate any provisions of or result in a breach, default, violation or infringement of, or require a consent or notice under, or give rise to any right of approval, consent, notice, payment, termination, non-renewal, modification, amendment, cancellation or acceleration under any Business Material Contract, or terminate or result in the termination or give rise to any right of termination of any such Contract, or result in the creation of any Lien under any such Business Material Contract or upon any of the properties or assets of the Transferred Entities or constitute an event which, after due notice or lapse of time or both, would result in any such violation, breach, default, violation or infringement, termination or creation of a Lien, or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Entity, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c), or (d) would not reasonably be expected to have a Business Material Adverse Effect.

Section 4.4 Governmental Consents. Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, and except as may result from any facts or circumstances relating solely to Purchaser and its Affiliates, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Parent or any of its Affiliates with respect to the Parent’s execution or delivery of this Agreement or the consummation by Parent, Sellers or any of their Affiliates of the transactions contemplated hereby, except for (a) applicable requirements of any Competition Laws and applicable Laws governing foreign direct investment and ISRA, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which are not, or would not reasonably be expected to have a Business Material Adverse Effect, (c) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws or (d) as otherwise disclosed on Section 4.4 of the Parent Disclosure Schedule.

Section 4.5 Capitalization of the Transferred Entities. The Shares are duly authorized, validly issued, fully paid and non-assessable and owned by the Sellers, as applicable, and free and clear of all Liens other than Permitted Liens. Each Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Section 3.4 of the Parent Disclosure Schedule, which sets forth the class and number of Shares held by such Seller, and each Seller has good and valid title to the Shares it owns, free and clear of all Liens other than Permitted Liens. Except for the Shares or as otherwise set forth in Section 4.5 of the Parent Disclosure Schedule, (i) there are no Equity Interests of any Transferred Entity issued or outstanding, and (ii) there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, rights of first refusal, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other Equity Interest or ownership interest in any Transferred Entity or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of any Transferred Entity, and no Equity Interests evidencing such rights are issued or outstanding. Section 4.5 of the Parent Disclosure Schedule contains a true, correct and complete list of each of the Transferred Entities, the jurisdiction of its incorporation or organization and the direct owner of the outstanding Equity Interests of such Transferred Entity. Except as set forth in Section 4.5 of the Parent Disclosure Schedule, no Transferred Entity (x) owns, directly or indirectly, any equity interest in any Person or (y) is a party to any joint venture, partnership or similar relationship, or buy-sell agreement, stockholders’ agreement or similar Contract. Except as set forth on Section 4.5 of the Parent Disclosure Schedule, all Equity Interests described on Section 4.5 of the Parent Disclosure Schedule are duly authorized, validly issued, fully paid and non-assessable and owned by another Transferred Entity, as applicable, and free and clear of all Liens other than Permitted Liens. Parent has made available to Purchaser true, complete and correct copies of the Organizational Documents of each of the Transferred Entities.

Section 4.6 Financial Statements. Section 4.6(a) of the Parent Disclosure Schedule sets forth true, correct and complete copies (i) the audited combined balance sheets of the Business as of December 31, 2019 and 2018 and the related audited combined statements of operations of the Business for the years ended December 31, 2019 and 2018 (the “Audited Business Financial Statements”), (ii) the unaudited combined balance sheet of the Business as of June 30, 2020 and the unaudited combined statement of operations for the year-to-date periods ended June 30, 2020 and June 30, 2019 (the “Interim Business Financial Statements”, collectively with the Audited Business Financial Statements, the “Business Financial Statements”) and (iii) the unaudited combined balance sheet of the business as of June 30, 2020 and the unaudited combined statement of operations of the year-to-date period ended June 30, 2020 derived from Parent’s internal Business Planning and Consolidation system (“BPC”) trial balance of the Transferred Entities (the “Unaudited Financial Statements”). The Business Financial Statements and the Unaudited Financial Statement (i) have been prepared in accordance with GAAP and (ii) present fairly, in all material respects, the combined financial position and the combined results of operations of the Business, as of the dates thereof or the periods then ended, in each case except as may be noted therein (subject, in the case of the Interim Business Financial Statements and the Unaudited Financial Statements, to the absence of footnotes and to normal year-end and periodic reclassifications and adjustments (none of which reclassifications or adjustments are, or are reasonably expected to be, individually or in the aggregate, material to the Transferred Entities or the Business)); provided that the Business Financial Statements and the Unaudited Financial Statements and the foregoing representations and warranties are qualified by the fact that the

Business has not operated on a separate stand-alone basis and has historically been reported with Parent’s consolidated financial statements. Parent has established, administered and maintained a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and that the transactions have been recorded as necessary to permit the preparation of the Business Financial Statements and the Unaudited Financial Statements.

Section 4.7 Undisclosed Liabilities. As of the date of this Agreement, there is no Liability, debt or obligation of the Transferred Entities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the Business Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Business Financial Statements in the Ordinary Course of Business (none of which is a Liability for violation of Law, breach of Contract, breach of warranty, tort, misappropriation or infringement), (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in this Agreement (including the Schedules hereto), (e) arising under the terms of any Contract to which a Transferred Entity is a party, assuming compliance with the terms of such Contract, or (f) which would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business taken as a whole. No Transferred Entity is party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

Section 4.8 Litigation and Proceedings. Except (a) as set forth on Section 4.8 of the Parent Disclosure Schedule, and (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.19), there are no pending or, to the Knowledge of Parent, threatened, Actions at law or in equity or, to the Knowledge of Parent, investigations before or by any Governmental Entity against or affecting any Transferred Entity (including, for the avoidance of doubt, those initiated by the Transferred Entities), in each case, except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole. In the three (3) years prior to the date hereof, neither the Transferred Entities nor any Parent Related Entity (as it relates to the Business or the Transferred Entities) have settled any material Action or investigation.

Section 4.9 Legal Compliance.

(a) Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole, or as otherwise set forth in Section 4.9 of the Parent Disclosure Schedule, (i) none of the Transferred Entities or, solely with respect to the Business, taken as a whole, Parent or its other Subsidiaries, is, or since the date that is three (3) years prior to the date hereof has been, in violation of any Laws or Order issued by a Governmental Entity, and (ii) none of the Transferred Entities or, solely with respect to the Business, Parent or any of its Subsidiaries has, since the date that is three (3) years prior to the date hereof, received any written notice alleging any such violation.

(b) None of the Transferred Entities, nor any of the shareholders, directors, officers or, to the Knowledge of Parent, any employees, agents or any other Person acting on behalf of the Transferred Entities, is or has been since the date that is three (3) years prior to the date hereof a Sanctioned Person or is or has been since the date that is three (3) years prior to the date hereof subject to debarment or any list-based designations under the Export Control Laws, or has engaged in, or is now engaged in, any dealings or transactions with any Sanctioned Person, or has otherwise violated Sanctions or the Export Control Laws.

(c) Except as would not reasonably be expected to be material to the Transferred Entities or the Business, taken as a whole, since the date that is three (3) years prior to the date hereof, (i) neither Parent nor any of its Subsidiaries, in connection with the Business, has violated any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director or officer or to the Knowledge of Parent, any employee, agent representative, consultant or other Person acting for or on behalf of Parent or any of its Subsidiaries has, with respect to the Business, violated any Anticorruption Law, (iii) through the date hereof, neither Parent nor any of its Subsidiaries has, with respect to the Business, received any written inquiry, allegation, complaint or notice alleging any such violation of any Anticorruption Law.

Section 4.10 Contracts; No Defaults.

(a) Section 4.10(a) of the Parent Disclosure Schedule contains a true, correct and complete listing of all Contracts, including all amendments, supplements, waivers or other modifications thereto, described in clauses (i) through (xxii) below to which, as of the date of this Agreement, any of the Transferred Entities is a party or to which any other member of the Parent Group is a party and that relates primarily to the Business (other than purchase orders and invoices (which are governed by the typical terms and conditions of the Business) entered into in the Ordinary Course of Business and Contracts relating to insurance policies set forth on Section 4.15 of the Parent Disclosure Schedule and Contracts relating to Indebtedness of the Parent (including guarantees and pledges) that will be released or terminated with respect to the Transferred Entities upon Closing) (each such Contract listed or required to be listed, together with the Business Leases, a “Business Material Contract”).

(i) Each Contract (other than (x) purchase orders with suppliers or customers entered into in the Ordinary Course of Business and (y) Contracts of the type described in other clauses of this Section 4.10(a) of the Parent Disclosure Schedule) that requires or Parent reasonably anticipates will involve aggregate annual payments or consideration furnished by or to a Transferred Entity of more than $2,500,000 or aggregate payments in excess of $5,000,000 over the life of the Contract which are not cancelable (without penalty, cost or other Liability) within sixty (60) days;

(ii) Each note, debenture, letter of credit, or other Contract relating to or providing evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by or involving the Transferred Entities (other than intercompany indebtedness owing by one Transferred Entity to another Transferred Entity), in each case having an outstanding principal amount in excess of $1,000,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of the Transferred Entities;

(iv) Each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and (y) involves annual payments in excess of $150,000;

(v) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party;

(vi) Each Contract requiring or otherwise relating to capital expenditures (or series of capital expenditures) after the date of this Agreement that requires payment in excess of the amount set forth in capital budget by $1,000,000 or $2,500,000 in the aggregate and is not contemplated by the capital budget of the Transferred Entities made available to Purchaser prior to the date hereof;

(vii) Each Contract containing covenants that limit or purports to limit in any material respect the freedom of any Transferred Entity to compete with any Person in a product line or line of business or to operate in any geographic area;

(viii) Each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Business has any material outstanding rights or any material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation or material indemnification obligation;

(ix) Each Contract (A) pursuant to which a Transferred Entity licenses material Intellectual Property (x) from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $500,000 per year or (y) to a third party(other than non-exclusive licenses granted in the Ordinary Course of Business), (B) relating to the ownership or development of any Intellectual Property owned by the Transferred Entities (other than agreements with employees and independent contractors entered into on standard terms in the ordinary course of business), or (C) entered into to resolve any actual or threatened any Intellectual Property-related dispute, including settlement agreements, coexistence agreements, consent-to-use agreements, and covenants not to sue;

(x) Each Contract relating to financial or commodities hedging, swaps or similar arrangements;

(xi) Each Contract with “take or pay” provisions, or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person involving annual payments or consideration in excess of $1,500,000;

(xii) Each Contract that provides for any material “most favored nation” pricing, right of first refusal or right of first offer provisions granted to or by any Transferred Entity;

(xiii) Each Contract to which a Transferred Entity is a party providing for severance or change in control, transaction, retention or any similar bonus to any Transferred Employee, or officer, director or individual service provider of any Transferred Entity with a base salary in excess of $200,000;

(xiv) Each Contract to which a Transferred Entity is a party providing for the employment or engagement of any Business Employee with a base salary in excess of $200,000 (other than those Contracts that (A) may be terminated by a Transferred Entity upon thirty (30) days or less notice without the payment of severance or any other material payment or benefit, and (B) do not provide for change in control or transaction bonuses, or any other similar payments);

(xv) Each collective bargaining agreement or other Contract with any labor union, works council, or other labor organization which covers Business Employees, the Transferred Entities, or the Business (each a “CBA”);

(xvi) Each Contract between any member of the Parent Group and any of the Transferred Entities (other than Contracts that will be settled in full prior to the Closing);

(xvii) Each Shared Contract;

(xviii) Each Contract with a Material Customer or Material Supplier (other than purchase orders entered into the Ordinary Course of Business); and

(xix) Each Contract, commitment or arrangement to enter into any of the foregoing.

(b) Parent has made available to Purchaser correct and complete copies of each Business Material Contract. Except as set forth on Section 4.10(b) of the Parent Disclosure Schedule, all of the Business Material Contracts are (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of the Transferred Entity party thereto and, to the Knowledge of Parent, represent the valid and binding obligations of the other parties thereto. Except as set forth on Section 4.10(b) of the Parent Disclosure Schedule, and except, in each case, where the occurrence of such breach or default is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole, (x) neither the Transferred Entities nor, to the Knowledge of Parent, any other party thereto is in breach of or default under any such Contract, (y) neither Parent nor the Transferred Entities have received any claim or notice of material breach of or material default under any such Contract, and (z) no event has occurred which individually or together with other events would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both). No Transferred Entity nor, to the Knowledge of Parent, any other party to any Business Material Contract has provided or received any notice of (i) waiving any material right under any Business Material Contract or (ii) any intention to terminate, fail to renew or renegotiate, or cancel any Business Material Contract.

(c) Except as set forth in Section 4.10(c) of the Parent Disclosure Schedule, with respect to the ten (10) largest Government Contracts of the Business, measured by aggregate billings by the Business during the fiscal year ended December 31, 2019 (the “Material Government Contracts”), all of such Material Government Contracts are (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of the Transferred Entity party thereto and, to the Knowledge of Parent, represent the valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole, (x) neither the Transferred Entities nor, to the Knowledge of Parent, any other party thereto is in breach of or default under any such Material Government Contract, (y) neither Parent nor the Transferred Entities have received any claim or notice of material breach of or material default under any such Material Government Contract, and (z) no event has occurred which individually or together with other events would reasonably be expected to result in a breach of or a default under any such Material Government Contract (in each case, with or without notice or lapse of time or both). No Transferred Entity nor, to the Knowledge of Parent, any other party to any Material Government Contract has provided or received any notice of (i) waiving any material right under any Material Government Contract or (ii) any intention to terminate, fail to renew or renegotiate, or cancel any Material Government Contract. There are no material outstanding claims or disputes nor any audits or, to the Knowledge of Parent, investigations in connection with the Material Government Contracts. To the Knowledge of the Parent, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Entity with regard to any Material Government Contracts.

Section 4.11 Benefit Plans.

(a) Section 4.11(a) of the Parent Disclosure Schedule sets forth a correct and complete list, by jurisdiction, of each material Transferred Entity Benefit Plan. With respect to each such Transferred Entity Benefit Plan, Parent has delivered or made available to Purchaser copies of such Transferred Entity Benefit Plan and (if applicable): (i) the most recent plan document thereto and any related trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Transferred Entity Benefit Plan and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Transferred Entity Benefit Plan. Notwithstanding the foregoing, any Transferred Entity Benefit Plan that (A) relates to a Business Employee who performs services primarily outside of the United States and whose base salary does not exceed $200,000 on an annualized basis as of the date of this Agreement, (B), is in all material respects in a form of agreement or arrangement of the type that is identified on Section 4.11 of the Parent Disclosure Schedule and has been made available to Purchaser and (C) is an agreement with an individual Business Employee that does not provide any severance or notice period in excess of ninety (90) days or such longer period as may be required by applicable Laws will be deemed immaterial and will not be specifically set forth on Section 4.11 of the Parent Disclosure Schedule.

(b) With respect to each Benefit Plan: (i) each Transferred Entity Benefit Plan, and, except as could not result in any Liability to any Transferred Entity, each Seller Benefit Plan, has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) except as would not reasonably be expected to result in a material Liability to any Transferred Entity, all contributions, premiums, distributions, reimbursements, and other payments required to be made with respect to any such Benefit Plan on or before the date hereof have been timely made in accordance with the terms of the applicable Benefit Plan and all applicable Laws, and any such amounts not yet due have been properly accrued in accordance with GAAP or applicable local accounting practices (to the extent required to be so accrued); and (iii) all Transferred Entity Benefit Plans that are required to be funded are so funded, and adequate reserves have been established with respect to any such Benefit Plan that is not required to be funded, to the extent required by applicable Law. Except as would not reasonably be expected to result in a material Liability to a Transferred Entity, all required contributions to any Governmental Plan have been timely made. Each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination letter or opinion letter issued by the IRS as to its qualification or (B) has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period.

(c) Except as set forth on Section 4.11 of the Parent Disclosure Schedule: (i) no Transferred Entity Benefit Plan is (x) a multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (y) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that otherwise is or was subject to Title IV of ERISA or Section 412 or 430 of the Code (each such plan, a “Title IV Plan”), or (z) a Benefit Plan that is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for Business Employees who reside or work primarily outside of the United States that is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement; and (ii) none of the Transferred Entities have sponsored or contributed to or been required to contribute to a Multiemployer Plan or Title IV Plan at any time during the past five (5) years through the date hereof.

(d) With respect to each Transferred Entity Benefit Plan that is a Title IV Plan and, except as could not result in any Liability to any Transferred Entity, each Seller Benefit Plan that is a Title IV Plan: (i) the minimum funding standard of Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (ii) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (iii) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (iv) no Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code; (v) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA; (vi) no event has occurred or circumstances exist that could reasonably be expected to result in a Liability to any Transferred Entity under or with respect to Section 4069 of ERISA; and (vii) no notice of intent to terminate any Title IV Plan has been filed by the PBGC or Parent or any of its Affiliates (including any Transferred Entity) and no amendment to treat a Title IV Plan as terminated has been adopted and, to the Knowledge of Parent, no proceeding has been commenced by the PBGC to terminate any Title IV Plan. No Transferred Entity is bound by any contract or has any Liability described in Section 4204 of ERISA, and, except as could not result in any Liability to any Transferred Entity, none of the Sellers or any of their respective Affiliates (including the Transferred Entities) has any unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by a Multiemployer Plan and whether for a partial or complete withdrawal) or has engaged in any transaction (including the transactions contemplated by this Agreement) which has or could reasonably be expected to give rise to a Liability to any Transferred Entity under Section 4069 or 4212(c) of ERISA. To the Knowledge of Parent, none of the Transferred Entities has in the last five (5) years received written notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and, except as would not reasonably be expected to result in a material Liability to any Transferred Entity, all contributions and payments (including installments) required to be made to any Multiemployer Plan by a Transferred Entity have been timely made.

(e) With respect to the Transferred Entity Benefit Plans: (i) no Actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) which could reasonably be expected to result in any material Liability to any Transferred Entity are pending or, to the Knowledge of Parent, threatened; and (ii) to the Knowledge of Parent, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, suits or claims.

(f) No Transferred Entity Benefit Plan provides, and no Transferred Entity has promised to provide, any post-termination, post-ownership, or retiree health or welfare benefits to any Business Employee (or any dependent or beneficiary thereof) or any other Person, other than for a covered Person pursuant to COBRA or similar state or local Law. Except as would not reasonably be expected to cause any Transferred Entity to incur or, to be subject to, any material Tax or penalty, each of the Transferred Entities has since January 1, 2015 complied in all material respects with the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, and no Transferred Entity has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax or penalty under Section 4980B, 4980D or 4980H of the Code.

(g) Except as set forth on Section 4.11(g) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) increase any compensation or benefits under any Transferred Entity Benefit Plan, (ii) result in the acceleration of the time of payment or vesting, or an increase in the amount, of any compensation or benefits due to any current or former Business Employee, (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Transferred Entity Benefit Plan, or (iv) result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) being made by any of the Transferred Companies to any Business Employee who is a “disqualified individual” within the meaning of Section 280G of the Code.

(h) No Transferred Entity or any Seller is party to or is otherwise obligated under any Transferred Equity Benefit Plan or otherwise to compensate or “gross-up” any Business Employee or individual service provider of any Transferred Entity for excise Taxes imposed by Section 4999 of the Code or for Taxes imposed by Section 409A of the Code.

(i) Each Transferred Entity Benefit Plan and any other agreement, contract, plan or other arrangement to which a Transferred Entity is party to that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies in all material respects with the requirements of Section 409A of the Code and any IRS guidance issued thereunder.

Section 4.12 Employees; Labor Matters.

(a) Parent has made available to Purchaser in the Data Room each Business Employee’s (i) name, (ii) job title, (iii) work location, (iv) annual salary or hourly rate (as applicable), (v) bonus entitlement, (vi) if applicable, exempt or non-exempt status under the Fair Labor Standards Act, and (vii) employing entity if other than the Transferred Entities (the “Employee Information List”).

(b) Section 4.12(b) of the Parent Disclosure Schedule lists all CBAs to which any of the Transferred Entities or Sellers or their Affiliates (with respect to the Business) are a party or by which they are bound. Except as set forth on Section 4.12(b) of the Parent Disclosure Schedule, no Business Employees are represented by a labor union, works council or other labor organization respecting their employment. With respect to the transactions contemplated by this Agreement, as of the Closing, any notice to Business Employees or their representatives required under any CBA or Law has been given, and all consultation, bargaining and other obligations have been satisfied.

(c) Except as set forth on Section 4.12(c) of the Parent Disclosure Schedule, since the date that is three (3) years prior to the date hereof, no strikes, lockouts, stoppages, work slowdowns, or other material labor disputes have occurred or, to the Knowledge of Parent, have been threatened with respect to any Business Employees or the Business. To the Knowledge of Parent, there are, and since the date that is three (3) years prior to the date hereof have been, no pending or threatened labor organizing activities involving any Business Employees or otherwise affecting the Business.

(d) The Transferred Entities and Sellers and their Affiliates (with respect to the Business) are, and since the date that is three (3) years prior to the date hereof have been, in compliance in all material respects with all applicable Laws relating to employment and labor. To the Knowledge of Parent, there has not been any sexual harassment allegations made against any officer or management Business Employee since the date that is three (3) years prior to the date hereof. Neither the Transferred Entities nor Sellers or their Affiliates reasonably expect any material Liability with respect to any such allegations.

(e) Neither the Transferred Entities nor with respect to the Business, Sellers or their Affiliates, have any outstanding Liability under the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “WARN Act”). No material employee layoffs, closures, furloughs or other material workforce changes affecting Business Employees (or individuals who would have been Business Employees but for such workforce change) has occurred since March 1, 2020 or is currently contemplated, planned or announced, solely as a result of COVID-19.

Section 4.13 Taxes. Except as set forth on Section 4.13 of the Parent Disclosure Schedule:

(a) All income and other material Tax Returns required to be filed by or with respect to the Transferred Entities have been filed, and the Transferred Entities have fully paid all income and other material Taxes (whether or not shown as due on such Tax Returns) required to be paid by the Transferred Entities, except, in each case, as is not, and as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business.

(b) The Transferred Entities have duly and timely deducted or withheld and paid over to the appropriate Governmental Entity all amounts required to have been deducted or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Except as is not, and as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, there are no Liens for Taxes (other than Liens described in clause (c) of the definition of Permitted Liens) upon any property or assets of the Transferred Entities.

(d) Except as is not, and as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, (i) no deficiency for any income or other material Taxes has been asserted or assessed by any Governmental Entity in writing against the Transferred Entities (or, to the Knowledge of Parent, has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn and (ii) no audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any Taxes due from the Transferred Entities.

(e) Except as is not, and as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Transferred Entities for any taxable period, other than as a result of any extension of time permitted by applicable Law for filing a Tax Return.

(f) Except as is not, and as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, none of the Transferred Entities (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (including an “affiliated group” within the meaning of Code 1504(a) filing a consolidated federal Income Tax Return), other than such a group of which the common parent was PQ or one of its current Subsidiaries, or (ii) has liability for the Taxes of a Person (other than any of the Transferred Entities or any member of the Parent Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, under any other applicable Law or by contract (other than (x) customary agreements with customers, vendors, lessors or lenders or other agreements entered into in the Ordinary Course of Business that do not relate primarily to Taxes and (y) the Transition Services Agreement).

(g) Section 4.13(g) of the Parent Disclosure Schedule sets forth a list of the current entity classification of each Transferred Entity for U.S. federal income tax purposes.

(h) None of the Transferred Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 (or so much of Section 356 as relates to Section 355) or Section 361 of the Code in the two years prior to the date of this Agreement.

(i) None of the Transferred Entities has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder (or similar provision of state, local or non-U.S. Tax Law).

(j) No Transferred Entity will be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change made prior to the Closing in, or use of an improper method of accounting for a taxable period ending on or prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case described in Treasury Regulations under Section 1502 of the Code (or similar provisions of state, local or non-U.S. Law), (iv) installment sale or open transaction disposition made prior to the Closing or (v) deferred revenue or prepaid amount received prior to the Closing outside the Ordinary Course of Business. No Transferred Entity has made an election under Section 965(h) of the Code.

(k) No claim has been made by any Governmental Entity in writing in a jurisdiction where a Transferred Entity does not file Tax Returns that such Transferred Entity is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(l) None of the Transferred Entities has any material liability for escheat or unclaimed property obligations.

Section 4.14 Sufficiency of Assets. At the Closing, taking into account and giving effect to all of the Ancillary Agreements (including the rights, benefits and services made available in the Transition Services Agreement) and assuming all consents, authorizations, assignments, amendments and Permits described on Section 4.3 or Section 4.4 of the Parent Disclosure Schedule and all consents, authorizations, assignments, amendments and Permits not required to be described on Section 4.3 or Section 4.4 of the Parent Disclosure Schedule but otherwise necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Transferred Entities will in all material respects own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the assets, properties and rights (excluding the Parent Names) (i) necessary and sufficient to conduct the Business in substantially the same manner in all material respects as conducted as of the date of this Agreement and (ii) used or held for use in the conduct of the Business in all material respects as of the date of this Agreement.

Section 4.15 Insurance. Section 4.15 of the Parent Disclosure Schedule contains a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Business as of the date of this Agreement (along with, for each policy, the policy type, insurer, policy number, effective date and termination date) (each, an “Insurance Policy”). Except as set forth in Section 4.15 of the Parent Disclosure Schedule, (a) as of the date of this Agreement, none of Parent or any of the Transferred Entities has received any written notice from any insurer under any Insurance Policy, canceling or materially adversely amending any such Insurance Policy or denying renewal of coverage thereunder, and (b) all premiums on such Insurance Policies due and payable as of the date hereof have been paid and all such Insurance Policies will continue to be in full force and effect immediately following the Closing.

Section 4.16 Licenses, Permits and Authorizations. Except as set forth on Section 4.16 of the Parent Disclosure Schedule, the Transferred Entities have obtained, are in compliance with all of the licenses, approvals, consents, registrations and Permits necessary under applicable Laws to permit the Transferred Entities to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted, except where the absence of, or the failure to be in compliance with, any such license, approval, consent, registration or Permit is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole. As of the date hereof, there are and have been no Actions by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened which would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or Permit, except for any such revocation or termination that is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

Section 4.17 Real Property.

(a) Section 4.17 of the Parent Disclosure Schedule lists as of the date of this Agreement a true, correct and complete list (including addresses) of all real property and interests in real property owned by any Transferred Entity (the “Business Owned Real Property”). The applicable Transferred Entities have indefeasible fee simple or comparable valid title to all Business Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, (i) neither Parent nor its Subsidiaries has received written notice of any, and to the Knowledge of Parent, there is no, default by any of the Transferred Entities under any restrictive covenants affecting the Business Owned Real Property, (ii) to the Knowledge of Parent, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by any of the Transferred Entities under any such restrictive covenants, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Business Owned Real Property, any portion thereof or interest therein and (iv) no Transferred Entity is party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.17 of the Parent Disclosure Schedule lists as of the date of this Agreement a true, correct and complete list (including addresses), of all real property leased by any Transferred Entity, in each case, as the lessee (the “Business Leased Real Property” and all such leases, the “Business Leases”). Except as set forth on Section 4.17 of the Parent Disclosure Schedule or except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business taken as a whole, (i) the applicable Transferred Entities have a valid and enforceable leasehold estate in, and enjoy peaceful and undisturbed possession of, the Business Leased Real Property leased by such Transferred Entities, subject to the Enforceability Exceptions and any Permitted Liens, and (ii) as of the date of this Agreement, neither Parent nor any Subsidiary has received any written notice from any lessor of such Business Leased Real Property of, nor to the Knowledge of Parent does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Business Leased Real Property or permit the termination, modification or acceleration of rent under any Business Lease.

(c) Except as set forth on Section 4.17 of the Parent Disclosure Schedule, no Person other than a Transferred Entity, subleases, licenses or otherwise has the right to use or occupy all or any portion of the Business Owned Real Property or the Business Leased Real Property or any portion thereof, except as is not, and would reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

Section 4.18 Intellectual Property.

(a) Section 4.18 of the Parent Disclosure Schedule sets forth a list as of the date hereof of each issued, registered, or applied for Patent, Mark, copyright, and Internet Property owned or purported to be owned by the Transferred Entities (the “Registered Intellectual Property”). Each item of Registered Intellectual Property is subsisting, and to the Knowledge of Parent, valid and enforceable. The Transferred Entities exclusively own all right, title, and interest in and to, or have upon the Closing a valid and enforceable licensed or other right to use, all Intellectual Property used in or necessary for the conduct of the Business, free and clear of any Liens other than Permitted Liens.

(b) Except as set forth in Section 4.18(b) of the Parent Disclosure Schedule, no member of the Parent Group owns any Intellectual Property, or is the licensee of any third-party Intellectual Property (other than commercial software subject to the Transition Services Agreement and the Marks and trade secrets licensed to the Transferred Entities under the Intellectual Property License Agreement), used in or necessary for the conduct of the Business.

(c) (i) None of the Business Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by or of the Transferred Entities; (ii) there is no opposition or cancellation Action pending against the Transferred Entities concerning the ownership, validity or enforceability of any Business Intellectual Property (other than Actions in the Ordinary Course of Business related to the application for any item of Business Intellectual Property); (iii) to the Knowledge of Parent, there is no infringement or misappropriation, or other violation, or any written allegation made by any Transferred Entity thereof, of any Business Intellectual Property; (iv) neither the Transferred Entities nor the operation of the Business is infringing, misappropriating, violating, or otherwise conflicting with, nor have infringed, misappropriated, violated or otherwise conflicted with, the Intellectual Property of any other Person; and (v) none of the Transferred Entities, Parent or any other member of the Parent Group has received any written notice since the date that is three (3) years prior to the date hereof alleging that any Transferred Entity or the Business operations infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person.

(d) Except as would not reasonably be expected to be material to the Transferred Entities or the Business, the Transferred Entities are current in the payment of all registration, maintenance and renewal fees with respect to the Business Intellectual Property, except in each case as Parent or any Subsidiary thereof has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.

(e) Each of the Transferred Entities, as applicable, has taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property and to secure by operation of Law or written assignment ownership of all material Intellectual Property developed by employees or contractors in the scope of the employment or engagement by a Transferred Company or otherwise in connection with the Business, except where the failure to take such steps is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

(f) The Transferred Entities and the Parent Group (in connection with the Business) have taken commercially reasonably security and back-up/recovery measures to protect the software, hardware, and information technology, network, and telecommunications systems and infrastructure used in the conduct of the Business (the “Business Systems”) and the data and information stored therein or transmitted thereby against intrusion or unauthorized access and from unavailability or loss due to any failure thereof. Since the date that is three (3) years prior to the date hereof, (i) none of the Business Systems has suffered a material failure that has not been remediated in all material respects or that caused any material disruption to the Business, and (ii) there have not been any security breaches or incidents (including relating to the Business Systems), or unauthorized access to, or disclosure, use, destruction or loss of, any personally identifiable information held by or on behalf of any Transferred Entity or the Business or any material confidential information or proprietary information relating to the Business.

(g) The Transferred Entities and the Parent Group (in connection with the Business) are, and have been since the date that is three (3) years prior to the date hereof, in compliance with all Data Security Requirements except where the failure to so comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

Section 4.19 Environmental Matters.

(a) Except as set forth on Section 4.19 of the Parent Disclosure Schedule or as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole,

(i) The Transferred Entities are, and since the date that is three (3) years prior to the date hereof have been, in material compliance with all applicable Environmental Laws;

(ii) The Transferred Entities hold, and are (and since the date that is three (3) years prior to the date hereof have been) in compliance with, all of the licenses, approvals, consents, registrations and permits required under applicable Environmental Laws to permit the Transferred Entities to operate their assets in a manner in which they are now (or have been) operated and maintained and to conduct the Business as currently (or previously) conducted;

(iii) No Hazardous Materials have been Released or have otherwise come to be located at or under the Business Owned Real Property or the Business Leased Real Property, in a quantity or manner that has resulted in contamination of the environment (including the soil, groundwater, surface water or ambient air) or structures that requires investigation, removal, remediation or other response action under applicable Environmental Laws or that has resulted or would result in material Liability under Environmental Laws for the Transferred Entities;

(iv) Neither the Transferred Entities nor any Persons to whose Liabilities the Transferred Entities are subject have generated, treated, stored, Released, transported or arranged for transportation or disposal of, owned or operated any property or facility contaminated by, or exposed aby Person to, any Hazardous Material at, to or from any location except as has not resulted and would not result in material Liability under Environmental Laws for Transferred Entities;

(v) There are no Actions or written claims or notices of violation pending or, to the Knowledge of Parent, threatened against the Transferred Entities, and the Transferred Entities have not received any other unresolved written notice, alleging violations of or Liability under any Environmental Law.

(b) Parent has previously provided or otherwise made available to Purchaser all material and non-privileged environmental audits, reports, documents and assessments concerning the Transferred Entities, the Business, the Business Owned Real Property or the Business Leased Real Property made in the last three (3) years that are in its possession, custody or control.

Section 4.20 Absence of Changes.

(a) Since the date of the most recent balance sheet included in the Business Financial Statements, there has not been any Business Material Adverse Effect.

(b) Except as set forth on Section 4.20 of the Parent Disclosure Schedule or otherwise contemplated by this Agreement (including the Pre-Closing Restructuring), from the date of the most recent balance sheet included in the Business Financial Statements through the date of this Agreement, the Business has been operated in the Ordinary Course of Business in all material respects.

(c) Except as set forth on Section 4.20 of the Parent Disclosure Schedule, since December 31, 2019 and through the date of this Agreement, there has not been any action taken or omitted to be taken by Parent or its Affiliates that, if taken or omitted to be taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent would constitute a breach of Section 6.4(a)(ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii), (xiv) or (xv).

Section 4.21 Affiliate Matters. Except (a) as set forth on Section 4.21 of the Parent Disclosure Schedule and (b) Contracts solely between or among the Transferred Entities, none of the Transferred Entities (x) is party to or otherwise bound by any Contract with, (y) has borrowed money from or loaned money to, (z) has any claim or Action pending against any (i) present or former employee, officer, manager, partner or director of Parent, any of its Subsidiaries or Affiliates or any direct or indirect equityholder of the foregoing (each, an “Affiliated Party”) or (ii) Affiliate of Parent or any other member of the Parent Group (including any Affiliated Party). Following the Closing, other than pursuant to the provisions of any Ancillary Agreements, none of Parent, its Affiliates, or its Subsidiaries will own, lease or have any material economic or any other right, in or to any material asset or property that is material to the operation of the Business.

Section 4.22 Intercompany Arrangements. Except for any Contracts for the provision of services covered by the Ancillary Agreements, Section 4.22 of the Parent Disclosure Schedule sets forth a list, which is true, correct and complete in all material respects of all Contracts between or among any Transferred Entity, on the one hand, and any member of the Parent Group, on the other hand.

Section 4.23 Significant Customers and Suppliers. Section 4.23 of the Parent Disclosure Schedule lists: (a) the fifteen (15) largest customers of the Business (measured by aggregate billings) during the fiscal years ended December 31, 2019 and the nine-month period ended September 30, 2020 (the “Material Customers”) and (b) the ten (10) largest or suppliers of materials, products or services to the Business (measured by aggregate dollars spent) during the fiscal years ended December 31, 2019 and the nine-month period ended September 30, 2020 (the “Material Suppliers”). Except as disclosed in Section 4.23 of the Parent Disclosure Schedule or would not otherwise be expected to be material to the Transferred Entities, taken as a whole, or the Business, since December 31, 2019 no Material Customer or Material Supplier has cancelled, terminated or materially adversely changed the pricing or other terms of its business relationship with the Transferred Entities since December 31, 2019, or notified the Transferred Entities in writing since December 31, 2019 of any intent to do so.

Section 4.24 Brokers’ Fees. Except as set forth on Section 4.24 of the Parent Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any Transferred Entity would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any of its Affiliates.

Section 4.25 Products and Warranties. Except as Section 4.25 of Parent Disclosure Schedule, as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business or as set forth on Section 4.25 of the Parent Disclosure, each product designed, manufactured, sold or delivered (collectively, “Products”) by the Business has been in material compliance with all applicable contractual commitments and applicable Law and all express and implied warranties, and none of the Parent or Transferred Entities has received written notice of any pending or, to the Knowledge of the Parent, threatened Actions against the Transferred Entities, for replacement thereof or other damages (including extraordinary product returns), in connection therewith in excess of any warranty reserve established with respect thereto and included on the face of the Business Financial Statements. Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, and except as set forth on Section 4.25 of the Parent Disclosure Schedule, there have been no material product recalls, withdrawals or seizures with respect to any Products of the Business.

Section 4.26 No Additional Representation or Warranties. Except as provided in Article III or this Article IV, or any certificate or other document entered into, made, delivered, or made available in connection herewith, (a) neither Parent nor any of its Affiliates, nor any of their respective directors, officers, managers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser or its Affiliates regarding the Transferred Entities and (b) no such party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING PURCHASER

Except as set forth in the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Purchaser hereby represents and warrants to Parent, as of the date hereof and as of the Closing, as follows:

Section 5.1 Organization and Qualification. Purchaser and each Subsidiary of Purchaser that is a party to any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and Purchaser and each Subsidiary of Purchaser that is a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses and own, lease and use the properties owned and used by it, and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.2 Authority Relative to this Agreement. Purchaser and each Subsidiary of Purchaser that is a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof. No vote or other approval of the stockholders of Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Purchaser, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Parent, will constitute, and each Ancillary Agreement when executed and delivered by Purchaser or its applicable Subsidiaries, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by the applicable Subsidiary of Parent, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Subsidiaries, enforceable against Purchaser and/or such Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Subsidiaries for the execution, delivery and performance by Purchaser and/or its Subsidiaries, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of any Competition Laws and applicable Laws governing foreign direct investment set forth on Section 5.3 of the Purchaser Disclosure Schedule, (b) compliance with any Permits relating to the Business, or (c) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Purchaser and/or its Subsidiaries, as applicable, nor the consummation by Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or its Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of approval, consent, notice, payment, termination, non-renewal, modification, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5 Brokers. Except as set forth in Section 5.5 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.6 Financing.

(a) As of the date hereof, Purchaser has delivered to Parent a true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted solely for confidential provisions related to fees, “flex” terms and other economic terms, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing to be funded for the transactions contemplated by this Agreement, in each case as contemplated by such Debt Commitment Letters), dated as of the date of this Agreement, by and among the Debt Financing Sources party thereto and Purchaser, providing for debt financing as described therein (together with all exhibits, schedules and annexes thereto, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Debt Financing Sources party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).

(b) As of the date hereof, Purchaser has delivered to Parent a true, complete and correct copy of the fully executed equity commitment letter dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), by and between the Purchaser Sponsor and Purchaser, pursuant to which the Purchaser Sponsor has agreed, subject to the terms and conditions thereof, to invest in Purchaser the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that Parent is an express third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter.

(c) The Commitment Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Purchaser, and, to the Knowledge of Purchaser, the other parties thereto, enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount of the Debt Financing or Equity Financing, as applicable, other than the conditions precedent expressly set forth in the applicable Commitment Letter. As of the date hereof, the Commitment Letters have not been amended or modified in any manner by Purchaser, or to the Knowledge of Purchaser, the other parties thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Purchaser, or to the Knowledge of Purchaser, any other party thereto. As of the date hereof, and assuming the satisfaction of the conditions set forth in Section 9.1 and Section 9.2, (i) Purchaser is not in default of or breach under the terms and conditions of any of the Commitment Letters, and (ii) no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition on behalf of Purchaser, or to the Knowledge of Purchaser, any other party thereto, in each case, under the terms and conditions of any of the Commitment Letters.

(d) As of the date hereof, and assuming the satisfaction of the conditions set forth in Section 9.1 and Section 9.2, Purchaser has no reason to believe that (i) any of the conditions precedent expressly set forth in the Commitment Letters will not be satisfied on or prior to the Closing Date or (ii) the Financing in the aggregate amounts contemplated by the Commitment Letters will not be available to Purchaser on the Closing Date. Purchaser acknowledges that Purchaser’s obligations under this Agreement are not subject to any conditions regarding Purchaser’s, its Affiliates’, or any other Person’s (including, for the avoidance of doubt, Parent or any of its Subsidiaries) ability to obtain the Equity Financing or the Debt Financing for the consummation of the transactions contemplated hereby.

(e) As of the date hereof, there are no side letters, understandings or other agreements or arrangements of any kind relating to any of the Commitment Letters or the Financing that could affect the availability of the Financing contemplated by the Commitment Letters, other than as expressly set forth in the Commitment Letters. As of the date hereof, Purchaser or an Affiliate of Purchaser on its behalf has fully paid any and all commitments or other fees and amounts required by the Commitment Letters to be paid on or prior to the date of this Agreement.

(f) The Financing, when funded in accordance with the Commitment Letters (including after given effect to any “flex” provisions) and assuming the satisfaction of the conditions to Purchaser’s obligations to consummate the Sale (other than those conditions that by their nature are to be satisfied at Closing), will provide Purchaser with cash proceeds on the Closing Date sufficient to enable Purchaser to perform all of its obligations under this Agreement and the Ancillary Agreements, including to deliver the Closing Purchase Price and the Final Purchase Price to Parent as and when contemplated by this Agreement, pay any fees and expenses of or payable by Purchaser or the Transferred Entities, and repay or refinance any outstanding indebtedness of Purchaser and/or the Transferred Entities to the extent required in connection with the transactions described in this Agreement, the Ancillary Agreements or the Commitment Letters. Notwithstanding anything elsewhere in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.

(g) Assuming the satisfaction of the conditions set forth in Section 9.1 and Section 9.2, immediately after giving effect to the consummation of the Sale, Purchaser and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 5.6(g), “Solvent” shall mean, with respect to Purchaser and its Subsidiaries, taken as a whole, that: (i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of the liabilities of Purchaser and its Subsidiaries, taken as a whole, (ii) Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due, and (iii) Purchaser and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses.

Section 5.7 Limited Guaranty. Concurrently with the execution of this Agreement, Purchaser Sponsor has delivered to Parent a true, complete and correct copy of the executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes the valid, binding and enforceable obligation of Purchaser Sponsor in favor of Parent, enforceable by Parent in accordance with its terms, subject to the Enforceability Exceptions. The Purchaser Sponsor is not in default of or breach under any of the terms or conditions of the Limited Guaranty, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of or breach or a failure to satisfy a condition under the terms and conditions of the Limited Guaranty. The Purchaser Sponsor has access to sufficient capital to satisfy the full amount of the guaranteed obligations under the Limited Guaranty in full.

Section 5.8 Investment Decision. Purchaser is acquiring the Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 5.9 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis was done by Purchaser and its representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and on the representations and warranties expressly set forth in Article III or this Article IV, or any certificate or other document entered into, made, delivered, or made available in connection herewith and not on any other factual representations or opinions of any of Parent, the Sellers, the Transferred Entities, their respective Affiliates or any of their respective representatives. Except in the case of Fraud, Purchaser hereby acknowledges and agrees that none of Parent, the Sellers, the Transferred Entities, their respective Affiliates or any of their respective representatives or any other Person will have or be subject to any Liability to Purchaser, its Affiliates or any of their respective representatives or shareholders or any other Person resulting from the distribution to Purchaser, its Affiliates or their respective representatives of, or Purchaser’s, its Affiliates’ or their respective representatives’ use of, any information relating to Parent, the Sellers, the Transferred Entities or the Business, including any information, documents or material made available to Purchaser, its Affiliates or their respective representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement except to the extent included in the representations and warranties expressly set forth in Article III or this Article IV, or any certificate or other document entered into, made, delivered, or made available in connection herewith. Purchaser further acknowledges that no representative of Parent, the Sellers, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement, or any certificate or other document entered into, made, delivered, or made available in connection herewith and subject to the limited remedies herein provided. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

Section 5.10 No Other Representations or Warranties; No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or this Article IV, or any certificate or other document entered into, made, delivered, or made available in connection herewith, none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, Parent, the Transferred Entities or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser or its Affiliates any of their respective representatives by or on behalf of Parent or any Affiliate or representative thereof. Purchaser acknowledges and agrees that none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, the Transferred Entities or any Affiliates thereof or the Business.

Section 5.11 No Additional Representation or Warranties. Except as provided in this Article V, or any certificate or other document entered into, made, delivered, or made available in connection herewith, (a) Purchaser is not making and none of its directors, officers, managers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates and (b) no such party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Access to Books and Records.

(a) Subject to Section 6.24(b)(ii), after the date of this Agreement until the Closing, and subject to the requirements of applicable Laws, Parent shall, and shall cause the Sellers and Transferred Entities to, afford to Representatives of Purchaser reasonable access to the books and records, personnel and properties of the Business and the Transferred Entities, under the supervision of the personnel of Parent or its Subsidiaries, during normal business hours consistent with applicable Law and in accordance with the reasonable procedures established by Parent, in each case, as is reasonably requested by Purchaser or its Representatives (including for purposes of integration planning following the consummation of the transactions contemplated by this Agreement); provided that Parent, the Sellers and the Transferred Entities shall not be required to make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so could reasonably be expected to result in a violation of applicable Law. Notwithstanding anything to the contrary contained in this Section 6.1(a), the Parent, Sellers and the Transferred Entities may withhold any document (or portions thereof) or information (a) that may constitute privileged attorney-client communications or attorney work product, (b) that is of a competitively sensitive nature or (c) if the provision of access to such document (or portion thereof) or information, as determined by the Parent, any Seller or any Transferred Entity in good faith, could reasonably be expected to conflict with applicable Laws (it being understood and agreed that, in each case, Parent, Sellers and the Transferred Entities will use their reasonable best efforts to provide alternative means of disclosing such information to the extent reasonably practicable). All information and documents provided pursuant to this Section 6.1(a) will be subject to the Confidentiality Agreement.

(b) Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Parent or its Affiliates. Purchaser and its Affiliates and its and their respective representatives shall not communicate with any of the employees (other than Scott Randolph), customers, suppliers, financing sources, lenders (other than in respect of obtaining the Debt Financing) and other material business relations of Parent or its Affiliates regarding the transaction contemplated by this Agreement, the Business or Parent and its Affiliates without the prior written consent of Parent.

(c) Except as otherwise provided in Section 8.3(a), at and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford Parent and its Representatives, during normal business hours, upon reasonable advance notice, access on a confidential basis to the books, records, properties and employees of each Transferred Entity and the Business relating to the period prior to Closing to the extent that such access may be reasonably necessary in connection with Taxes or any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 6.11) and SEC or other Governmental Entity reporting obligations; provided that nothing in this Agreement shall limit any rights of discovery of Parent or its Affiliates.

(d) Except for Tax Returns and other documents governed by Section 8.3(b), Purchaser agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any portion thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by applicable Law, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least thirty (30) days prior to such destruction or disposition to surrender them to Parent.

Section 6.2 Confidentiality.

(a) For a period of three (3) years from the Closing Date, Parent shall, and shall cause its Affiliates to, hold in confidence and not use to the detriment of the Business any nonpublic information that is proprietary or competitively sensitive (“Sensitive Business Information”) to the extent relating to the Business or the Transferred Entities; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Parent or any of its Affiliates from and after the Closing from a third-party source that is not known by Parent or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of Parent or any of its Affiliates, (iii) to the extent used by Parent or any of its Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently derived by Parent or any of its Affiliates without use of such Sensitive Business Information or (v) subject to the immediately following sentence, that Parent or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Parent or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such Sensitive Business Information, Parent shall reasonably promptly notify Purchaser in writing unless not permitted by Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s expense, to preserve to the extent reasonably practicable the confidentiality of such information. For the avoidance of doubt, nothing contained in this Agreement shall limit, restrict, require prior notice with respect to, or in any other way affect Parent or its Representatives communications with any Governmental Entity, or communications with any official or staff person of a Governmental Entity, concerning matters relevant to such Governmental Entity. For the avoidance of doubt, nothing in this Section 6.2(b) shall (i) prohibit CCMP Capital Partners or INEOS Limited from making disclosures regarding the transactions contemplated hereby on a confidential basis to their respective equityholders, investors or prospective investors, and (ii) prohibit Parent from making disclosures in accordance with as contemplated by Section 6.6 hereof.

(b) For a period of three (3) years from the Closing Date, Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, hold in confidence and not use to the detriment of the Retained Business any Sensitive Business Information provided to Purchaser in connection with the transactions contemplated hereby pursuant to the Confidentiality Agreement to the extent exclusively relating to the Retained Business; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Representatives from and after the Closing from a third-party source that is not known by Purchaser or its applicable Representatives to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of Purchaser or any of its Affiliates, (iii) to the extent used by Purchaser or any of its Representatives to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Purchaser or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently derived by Purchaser or any of its Affiliates without use of such Sensitive Business Information or (v) subject to the immediately following sentence, that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such information, Purchaser shall reasonably promptly notify Parent in writing unless not permitted by Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Parent, at Parent’s expense, to preserve to the extent reasonably practicable the confidentiality of such information. For the avoidance of doubt, nothing contained in this Agreement shall limit, restrict, require prior notice with respect to, or in any other way affect Purchaser or its Representatives communications with any Governmental Entity, or communications with any official or staff person of a Governmental Entity, concerning matters relevant to such Governmental Entity. Notwithstanding anything to this Agreement to the contrary, nothing in this Agreement shall prohibit Purchaser, Purchaser Sponsor or any of their respective Affiliates from making disclosures regarding the transactions hereby on a confidential basis to its or their equityholders, investors or prospective investors.

Section 6.3 Required Actions.

(a) Purchaser and Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the Sale and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under any Competition Laws or any other applicable Laws relating to the filings and/or notifications set forth on Section 6.3(c) of the Disclosure Schedule) required to be obtained or made by Purchaser or Parent or any of their respective Subsidiaries in connection with the Sale and the other transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Sale and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Additionally, each of Parent and Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall use reasonable best efforts not to take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing.

(b) Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Parent shall each keep the other reasonably apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each of Parent and Purchaser shall promptly consult with the other party to provide any reasonably necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each party to this Agreement shall promptly inform the other party to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any material communication from any Governmental Entity or other such Person regarding the Sale or the other transactions contemplated by this Agreement, and except as provided in Section 6.20, permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity or other such Person. If any party to this Agreement or any representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such party will make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response in compliance with such request. Purchaser, on one hand, and Parent, on the other hand, shall not participate in any meeting with any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any Action by a private party relating to any Competition Laws in connection with this Agreement or the Sale, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Purchaser and Parent may, as each deems in good faith to be advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel only.” Such designated materials and any materials provided by Purchaser to Parent or by Parent to Purchaser pursuant to this Section 6.3, and the information contained therein, shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel and in-house counsel to employees (other than in-house counsel), officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Parent, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual confidentiality arrangements and (iii) as necessary to address reasonable privilege concerns.

(c) Purchaser and Parent shall file or cause to be filed, as promptly as practicable, but in any event no later than five (5) Business Days after the date of this Agreement, notifications under the HSR Act, and Purchaser and Parent shall file or cause to be filed, as soon as reasonably practicable, but in any event no later than eight (8) Business Days after the date of this Agreement, those other filings and/or notifications set forth (or, where applicable, drafts thereof) on Section 6.3(c) of the Purchaser Disclosure Schedule (collectively, the “Antitrust and Foreign Investment Filings”).

(d) Purchaser shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Antitrust and Foreign Investment Filings. In connection therewith, if any Action is instituted challenging the Sale or the other transactions contemplated by this Agreement as violative of any applicable Competition Laws, Purchaser shall use its reasonable best efforts to initiate and/or participate in any Actions, whether judicial or administrative, to (i) oppose or defend against any Action by any Governmental Entity to prevent or enjoin the consummation of the Sale or the other transactions contemplated by this Agreement and/or (ii) take such action as necessary to overturn any regulatory Action by any Governmental Entity to block consummation of the Sale or the other transactions contemplated by this Agreement, including by defending any such Action brought by any Governmental Entity to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Sale or the other transactions contemplated by this Agreement resulting from any such Action.

(e) Notwithstanding any other provision of this Agreement, Purchaser shall take all actions reasonably necessary to avoid or eliminate each and every impediment under any Competition Laws so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including (i) agreeing to, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Transferred Entities, Purchaser, and their respective Subsidiaries, and (ii) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s, the Transferred Entities’ or their respective Subsidiaries’ freedom of action with respect to, or its or their ability to retain, any businesses, product lines or assets of the Transferred Entities, Purchaser, and their respective Subsidiaries. In that regard Purchaser shall sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Purchaser’s Subsidiaries’ ability to retain, any of the businesses, product lines or assets of the Transferred Entities, Purchaser, or any of their respective Subsidiaries. No actions required to be taken pursuant to this Section 6.3(e) shall be considered for purposes of determining whether a Business Material Adverse Effect has occurred or may occur.

(f) Whether or not the Sale is consummated, Purchaser shall be responsible for all filing fees to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.3.

Section 6.4 Conduct of Business.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise expressly required by this Agreement (including any actions, elections or transactions undertaken pursuant to the Pre-Closing Restructuring, Section 6.7 or Section 6.8), (ii) as required by or to comply with Law, (iii) as disclosed in Section 6.4(a) of the Parent Disclosure Schedule or (iv) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall cause the Transferred Entities to:

(i) conduct the Business in the Ordinary Course of Business and preserve intact its present business organization; provided that Parent or the Transferred Entities may reasonably determine that the Transferred Entities need to take reasonable measures as a result of COVID-19, and nothing herein shall prevent the Parent from causing the Transferred Entities to take, or the Transferred Entities from taking, all reasonable measures (including as a response to any Pandemic Measures) Parent or the Transferred Entities deem fit in good faith in order to preserve the Business as a result thereof so long as such measures are consistent with the types of measures taken by the Sellers with respect to the Retained Business; provided, further, that Parent and the Transferred Entities shall keep Purchaser reasonably informed of, and to the extent reasonably practicable, consult with Purchaser prior to the taking of any such measures;

(ii) not (1) amend their Organizational Documents in any manner adverse to Purchaser, (2) split, combine or reclassify their outstanding Equity Interests, (3) form any Subsidiary, partnership or joint venture entity, or (4) declare, set aside or pay any non-Cash dividend or non-Cash distribution to any Person other than a Transferred Entity (except as may facilitate the elimination of intercompany accounts contemplated by Section 6.7 or Section 6.8);

(iii) not issue, sell, reclassify, split, subdivide, combine pledge or dispose of, or agree to issue, sell, reclassify, split, subdivide, combine, pledge or dispose of, any of their respective Equity Interests (other than pledges existing on the date hereof to be released at Closing);

(iv) (1) not incur or guarantee in excess of $1,000,000 aggregate indebtedness for borrowed money outstanding at any time (other than intercompany indebtedness owing by one Transferred Entity to another Transferred Entity in the Ordinary Course of Business, or any borrowings under revolving credit facilities or Indebtedness in the Ordinary Course of Business that will be prepaid at or prior to Closing (which if paid at Closing will be including in Closing Date Indebtedness)); provided that the Transferred Entities may take all reasonable measures (including as a response to any Pandemic Measures) Parent or the Transferred Entities deem fit in good faith in order to preserve the Business as a result of COVID-19 or any other pandemic; provided, further, that Parent and the Transferred Entities shall keep Purchaser reasonably informed of, and to the extent reasonably practicable, consult with Purchaser prior to the taking of any such measures, (2) not make any acquisition of any Person, assets or businesses (other than in the Ordinary Course of Business for less than $3,000,000), (3) not sell, license, abandon or otherwise dispose of any assets, property, tangible or intangible, or businesses other than sales of assets in the Ordinary Course of Business, (4) not incur, create or assume any Lien on any assets or properties, other than Permitted Liens or Liens that will be discharged at or prior to the Closing or (5) not settle any Contract relating to financial or commodities hedging, swaps or similar arrangements outside of the Ordinary Course of Business;

(v) except (1) as may be required by applicable Law, the terms of any Seller Benefit Plan or Transferred Entity Benefit Plan (including any CBA) or this Agreement, (2) any action taken by Parent under a Seller Benefit Plan that is in the Ordinary Course of Business and consistent with past practice, (3) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of the Parent Group (other than any action to terminate a Seller Benefit Plan that is subject to Title IV of ERISA or, without limiting subclause (1) above, to increase the base salary or base wages, annual target bonus opportunities or severance benefits of Business Employees), or (4) for any transaction or sale bonus that the Parent Group shall be solely obligated to pay or satisfy (and, with respect to which, the Parent Group shall provide Purchaser advance notice), the Transferred Entities will not (A) grant to any Business Employee any increase in compensation or benefits, including severance or termination pay, or otherwise implement any new or amend any severance pay, termination pay, deferred compensation, bonus or incentive compensation, or change-in-control, transaction, retention or similar bonus plan, agreement or arrangement with, or for the benefit of, any Business Employees (other than any increase in the base salary or base wages of Business Employees with annual base salary or wages not in excess of $200,000 that takes place on or about the anniversary of such Business Employee’s hire date in the Ordinary Course of Business and consistent with past practice and reflected in the budget of the applicable Transferred Entity for the current year), (B) establish, adopt, enter into, materially modify, amend or terminate any Transferred Entity Benefit Plan or amend any broad-based Seller Benefit Plan in a non-uniform way or terminate any Seller Benefit Plan that is subject to Title IV of ERISA; (C) take any action to accelerate the time of payment, funding, or vesting of any compensation or benefits under any Transferred Entity Benefit Plan for the benefit of any Business Employee; (D) hire or terminate (other than for cause) the employment or engagement of, any employee or individual service provider of any Transferred Entity or other individual who would be a Business Employee with annual base salary or wages in excess of $200,000; (E) transfer the employment or engagement of any employee or individual service provider of Sellers or their Affiliates to any Transferred Entity or modify such individual’s duties and responsibilities such that they would become a Business Employee; or (F) modify the duties or responsibilities of or transfer any individual who would otherwise be a Business Employee such that the individual no longer qualifies as a Business Employee;

(vi) not (1) negotiate, modify, extend, terminate, or enter into any CBA or (2) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees;

(vii) not implement or announce any layoffs, furloughs, or other actions with respect to Business Employees that would trigger notice or liability under the WARN Act;

(viii) not take any action that could reasonably result in withdrawal liability under or with respect to a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to any Transferred Entity (including on account of any Person considered to be a single employer with any Transferred Entity under Section 414 of the Code);

(ix) not make any material change to its methods of financial accounting in effect as of the date hereof, except as required by a change in, or to comply with, GAAP (or any interpretation thereof) or applicable Law;

(x) (1) except as set forth in the capital budget of the Transferred Entities made available to Purchaser prior to the date hereof, not commit or authorize any commitment to make any capital expenditures in excess of $3,000,000 in the aggregate or (2) not fail to make and pay for any scheduled capital expenditures or commitments as provided by the capital budget except for such failures to pay for scheduled capital expenditures or commitments made in good faith and in the Ordinary Course of Business;

(xi) not dissolve, merge or consolidate with any other Person (except with respect to entities that are dormant as of the date hereof) or make a capital investment in, or any loan to, any Person other than to the Transferred Entities;

(xii) not (1) make (other than in the Ordinary Course of Business), change or revoke any material Tax election, (2) change any annual accounting period, (3) change any material method of accounting for Tax purposes, (4) settle any claim or assessment in respect of a material amount of Taxes, (5) consent to any extension or waiver of any limitation period with respect to any material Taxes or (6) enter into any closing agreement with respect to any Tax, in each case except for any action that would not reasonably be expected to result in a material increase in the Tax liability of any Transferred Entity in any Post-Closing Period, provided that, for the avoidance of doubt, nothing herein shall restrict Parent’s and any member of the Parent Group’s ability to amend any Tax Return of a consolidated, combined, affiliated or unitary group that includes any member of the Parent Group;

(xiii) not fail to (1) pay insurance premiums or (2) maintain current insurance coverage or suitable renewals of insurance coverage;

(xiv) not (1) materially amend, modify, waive any material rights under or voluntarily terminate (other than in accordance with its terms) or cancel any Business Material Contract or (2) enter into any Contract that if in effect on the date hereof would be a Business Material Contract, other than, in the case of each of clause (1) and clause (2), in the Ordinary Course of Business;

(xv) not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Person or Governmental Entity in each case, other than settlements or compromises of any Action where the amount paid in settlement or compromise does not exceed $500,000 individually or $2,250,000 in the aggregate (it being agreed and understood that this clause (xvi) shall not apply with respect to Tax matters, which shall be governed by Section 6.4(a)(xii));

(xvi) not sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of any Business Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business; and

(xvii) not agree, whether or not in writing, to do any of the foregoing.

(b) Purchaser covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise contemplated by this Agreement, (ii) as required by Law, (iii) as disclosed in Section 6.4(b) of the Purchaser Disclosure Schedule, or (iv) as otherwise consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly, to acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or Person or other business organization or division thereof, or dissolve, merge or consolidate with any other Person, if such transaction would reasonably be expected to prevent, materially delay or impede the consummation of the Sale or any other transaction contemplated by this Agreement.

(c) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Parent’s or any of its Affiliates’ (including the Transferred Entities’) businesses or operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Purchaser’s or any of its Affiliates’ businesses or operations.

Section 6.5 Consents.

(a) Parent and Purchaser shall, and shall cause their respective Subsidiaries to, reasonably cooperate to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement (i) under the contracts set forth on Section 3.3 of the Parent Disclosure Schedule, Section 4.3 of the Parent Disclosure Schedule and Section 4.4 of the Parent Disclosure Schedule or (ii) set forth on Section 6.5 of the Purchaser Disclosure Schedule.

(b) Notwithstanding anything to the contrary contained herein, including Section 6.3, to the extent that transfers of Permits are required to be made to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use commercially reasonable efforts to effect such transfers at or prior to the Closing.

(c) Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Affiliates shall have any obligation to make any payments or incur any Liability to obtain any consents of third parties or effect the transfers or arrangements contemplated by this Section 6.5, and the failure, in of itself, to receive any such consents or to effect any such transfers or arrangements shall not be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied.

Section 6.6 Public Announcements. No party to this Agreement nor any Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules (it being acknowledged that Seller Parent will disclose this Agreement and the transactions contemplated hereby, as required under Item 1.01 of Form 8-K, and will file this Agreement with the SEC as an exhibit to its next Form 10-Q filing), or (b) to the extent the contents of such release or announcement have previously been released publicly by a party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 6.6. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Parent and Purchaser. For the avoidance of doubt, Parent and Purchaser acknowledge and agree that Purchaser may provide general information about the subject matter of this Agreement to its direct and indirect existing and prospective investors in connection with customary fund raising, marketing, informational or reporting activities.

Section 6.7 Intercompany Accounts; Cash. At or prior to the Calculation Time, Parent shall, or shall cause the applicable member of the Parent Group, on the one hand, and any Transferred Entity on the other hand, to settle or otherwise eliminate all intercompany accounts (including those set forth on Section 6.7 of the Parent Disclosure Schedule), between any member of the Parent Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated, it being understood that, from and after the Closing, Purchaser and the Transferred Entities shall have no obligation or Liability with respect to such intercompany accounts (including those set forth on Section 6.7 of the Parent Disclosure Schedule). Parent may,

or may cause the Sellers or other member of the Parent Group, to extract at any time prior to the Calculation Time any and all Cash of the Transferred Entities from the Transferred Entities (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations, and the settling of intercompany loans accounts). For the avoidance of doubt, (i) intercompany accounts between and among any of the Transferred Entities shall not be required to have been eliminated at the Closing and (ii) trade accounts payable and receivable between any Transferred Entity, on the one hand, and any member of the Parent Group (other than the Transferred Entities), on the other hand, created in the Ordinary Course of Business, shall not be required to have been eliminated, at the Closing.

Section 6.8 Termination of Intercompany Arrangements. Effective at the Closing, and without any further action by any Person, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Parent Group (other than the Transferred Entities), on the one hand, and any Transferred Entity on the other hand, that are not otherwise covered under Section 6.7, shall be terminated without any party having any continuing obligations or Liability to the other, except for (a) this Agreement and the Ancillary Agreements, (b) purchase orders entered into between the Business and the Retained Business in the Ordinary Course of Business and (c) the other arrangements, understandings or Contracts listed in Section 6.8 of the Parent Disclosure Schedule. Parent shall cause each member of the Parent Group (other than the Transferred Entities) to comply with the terms of this Section 6.8.

Section 6.9 Guarantees; Commitments.

(a) From and after the Closing and until the earlier of (x) the applicable Guarantee is terminated and (y) Purchaser or on of its Affiliates is substituted for Parent or the applicable Affiliate of Parent under the applicable Guarantee in accordance with Section 6.9(b), Purchaser and the Transferred Entities, jointly and severally, shall indemnify and hold harmless Parent and any of its Affiliates against any Liabilities that Parent or any of its Affiliates suffer, incur or are liable for by reason of or arising out of or in consequence of (i) Parent or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of each guarantee, indemnity, surety bond, letter of credit, letter of comfort, or commitment or relating to the Business or the Transferred Entities that is listed on Section 6.9(a) of the Parent Disclosure Schedule (collectively, the “Guarantees”), (ii) any claim or demand for payment made by the guaranteed party in respect of the Guarantees on Parent or any of its Affiliates with respect to any of the Guarantees or (iii) any Action by any Person who is entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Guarantees, and shall reimburse Parent for any reasonable and documented out-of-pocket fees or expenses incurred in connection with any of the foregoing. After the Closing, at the request of Parent, Purchaser shall use reasonable best efforts to provide Parent and its Affiliates with a letter of credit or bond in an amount directed by Parent equal to Parent’s and its Affiliates’ aggregate potential Liability in respect of the Guarantees for which Parent and its Affiliates may be indemnified or reimbursed pursuant to this Section 6.9(a); provided that Purchaser shall not be required to provide such letter of credit or bond to the extent prohibited by any credit agreement Purchaser or any of its Affiliates (including the Transferred Entities) are subject to or bound by.

(b) Without limiting Section 6.9(a) in any respect, Purchaser shall use its reasonable best efforts, at its sole expense, to cause itself or its Subsidiaries to be substituted in all respects for Parent and any of its Affiliates, and for Parent and its Affiliates to be released, effective as of the Closing (or, if such release is not available prior to Closing, effective as soon as possible after the Closing), in respect of, or otherwise terminate (and cause Parent and its Affiliates to be released in respect of), all obligations of Parent and its Affiliates under each Guarantee (including, in each case, by using reasonable best efforts to deliver at Closing (i) agreements to assume reimbursement obligations for such Guarantees and (ii) instruments of guaranty, letters of credit or other documents required by any banks, customers or other counterparties with respect to any Guarantees, in each case, that are in a form and substance reasonably satisfactory to Purchaser and solely to the extent permitted by the Debt Financing). In furtherance and not in limitation of the foregoing, at the request of Parent or its Affiliates, Purchaser shall and shall cause its Subsidiaries to assign or cause to be assigned any Contract or lease underlying such Guarantee to a Subsidiary of Purchaser meeting the applicable net worth and other requirements in such Contract or lease to give effect to the provisions of the preceding sentence. For any Guarantees for which Purchaser or any Transferred Entity is not substituted in all respects for Parent and any of its Affiliates (or for which Parent and any of its Affiliates is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Parent and any of its Affiliates to be released in respect thereof), Purchaser shall continue to use its reasonable best efforts and shall cause its Subsidiaries to use their reasonable best efforts to effect such substitution or termination and release as soon as practicable after the Closing. Without limiting the foregoing, neither Purchaser nor any of its Subsidiaries shall extend or renew any Contract that terminates more than one (1) year after the Closing Date and that contains or underlies a Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or the Transferred Entities are substituted for Parent and any of its Affiliates, and Parent and any of its Affiliates are released, in respect of all obligations of Parent and any of its Affiliates under such Guarantee.

Section 6.10 Insurance. From and after the Closing, the Transferred Entities shall cease to be insured by the Parent Group’s current and historical insurance policies or programs or by any of its current and historical self-insured programs, and none of the Transferred Entities, Purchaser or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities or any Liability of the Transferred Entities or of or arising from the operation of the Business, in each case, with respect to any acts, facts, circumstances or omissions after the Closing. The members of the Parent Group may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 6.10; provided, that Parent shall not, and shall cause the Parent Group not to, take any action that would cause the Transferred Entities to no longer be eligible for coverage under the Retained Policies in respect of Pre-Closing Occurrences. Subject to the rest of this Section 6.10, from and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Transferred Entities and the Business. The parties acknowledge that the Transferred Entities may be entitled to the benefit of coverage under the insurance policies of the Parent Group (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to Closing (“Pre-Closing Occurrences”). For any Pre-Closing Occurrences, from and after the Closing, Parent will direct such carriers to provide the Transferred Entities with access to the Retained Policies and shall reasonably cooperate with Purchaser and the Transferred Entities and take commercially reasonable actions as may be necessary or advisable to assist the Transferred Entities in submitting, and to provide support with respect to, such claims to which such policies are responsive. Parent hereby authorizes Purchaser to report any and all Pre-Closing Occurrences arising in connection with the Transferred Entities to the applicable insurance providers of the Parent Group to the extent permitted under the applicable Retained Policy, and where not permitted, Parent agrees, upon receipt of a written request by Purchaser, to use commercially reasonable efforts to make such report on Purchaser’s behalf. With respect to claims for Pre-Closing Occurrences made pursuant to this Section 6.10 (or pending as of the date of this Agreement), (i) if reported to the applicable insurance provider by Purchaser, Purchaser shall promptly notify Parent’s corporate insurance department of such claims, (ii) whether such Pre-Closing Occurrence was reported to the applicable insurance provider by Purchaser or Parent or any of their respective Affiliates, (A) Parent shall provide Purchaser with a copy of the applicable Retained Policy and Purchaser shall, and shall cause its Affiliates to, comply with the terms of the applicable Retained Policy and (B) each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Purchaser.

Section 6.11 Litigation Support. In the event and for so long as any party or any of its respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such party) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or loss in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Business, the Business or the Transferred Entities (including, for the avoidance of doubt, any Retained Business that were historically part of a Transferred Entity), as applicable, Purchaser or Parent, as applicable, shall, and shall cause its respective Affiliates (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives) to, cooperate with Purchaser or Parent, as applicable, and its Affiliates and its and their counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. Notwithstanding anything to the contrary in this Agreement, (i) Parent hereby agrees to (to the extent applicable) move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions primarily related to the Business for any member of the Parent Group, and for such Person to be released from any and all such Actions effective as of the Closing and (ii) Purchaser hereby agrees to, or to cause its Affiliates to, move for substitution or take similar actions under applicable Law for Parent or one or more of its Affiliates to be substituted in any and all Actions not primarily related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions. If any member of the Parent Group receives notice of any Action involving or related to the Business or any Transferred Entity, Parent shall promptly notify Purchaser and provide Purchaser with a copy of such notice.

Section 6.12 Misallocated Assets and Misdirected Payments.

(a) If, following the Closing, any right, property or asset that prior to the Closing is part of the Retained Business is found to have been transferred to Purchaser, the Transferred Entities or their Affiliates in error, Purchaser shall use reasonable best efforts to transfer, or cause its applicable Affiliate to transfer such right, property or asset to the applicable member of the Parent Group as soon as practicable. If, following the Closing, any right, property or asset that prior to the Closing is part of the Business is found to have been transferred to or retained by a member of the Parent Group in error, either directly or indirectly, Parent shall use reasonable best efforts to transfer, or cause the applicable member of the Parent Group to transfer, such right, property or asset to Purchaser or its applicable Affiliate as soon as practicable.

(b) Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business are paid in error to any member of the Parent Group, Parent shall, or shall cause the applicable member of the Parent Group to, promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Business are paid in error to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Parent.

Section 6.13 Use of Marks; License.

(a) Except as expressly provided in this Section 6.13 or in the Intellectual Property License Agreement, neither Purchaser nor any of its Affiliates shall use, or have or acquire the right to use or any other rights in, any Marks of Parent or any of its Affiliates, including the Seller Parent’s logo, the word “PQ” or any variations or derivatives thereof or any names, trademarks, service Marks or logos of Parent or any of its Affiliates, or any name, trademark, service Mark or logo that, in the reasonable judgment of Parent, is similar to any of the foregoing (the “Parent Names”).

(b) The Transferred Entities may continue temporarily to use the Parent Names following the Closing, and solely in a manner consistent with the continued operation of the Business immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Purchaser shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any current affiliation with Parent or any of its Affiliates and (ii) use commercially reasonable efforts to minimize and eliminate use of the Parent Names by the Transferred Entities. In any event, as soon as practicable after the Closing Date (and in any event within one hundred twenty (120) days thereafter) Purchaser shall and shall cause each of the Transferred Entities to, (i) cease and discontinue use of all Parent Names and (ii) complete the removal of the Parent Names from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets. Notwithstanding the foregoing, within ten (10) days of Closing, Purchaser shall cause each of the Transferred Entities to (x) cease to use any service Mark or logo that includes the Parent Names and (y) to change its name, trademark, service Mark or logo, in each case, on any electronic medium or website. Notwithstanding the foregoing, the preceding shall not apply to any permitted uses of the Parent Names as set forth in the Intellectual Property License Agreement, which shall be governed by the terms thereof.

(c) Purchaser agrees that use of the Parent Names by the Transferred Entities pursuant to this Section 6.13 shall be at a level of quality equal to or greater than that used by the Transferred Entities in the operation of the Business immediately prior to the Closing and such use shall comply with all applicable Laws and industry practice. All goodwill associated with such use shall inure to the benefit of Parent. Neither Purchaser nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Parent Names or the goodwill of Parent and its Affiliates associated therewith. Without limiting the foregoing, Purchaser and its Affiliates shall not (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Parent Name, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Parent Name, or (iii) contest the ownership or validity of any Parent Name.

Section 6.14 Non-Solicitation; Non-Compete.

(a) As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Parent shall not, and shall cause each other member of the Parent Group not to, and Parent shall not permit, cause or encourage any of its respective Affiliates to, and shall cause each other member of the Parent Group not to permit, cause or encourage any of its respective Affiliates to, directly or indirectly, (i) for two (2) years following the Closing Date, solicit, induce or attempt to solicit or induce the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any Transferred Business Employee or independent contractor of the Transferred Entities as of Closing or any Person who has been an employee or independent contractor of the Transferred Entities within the twelve (12) month period immediately preceding the Closing Date, or seek to persuade any Transferred Business Employee or any such independent contractor or employee to discontinue employment or engagement, in each case without Purchaser’s prior written consent, (ii) for three (3) years following the Closing Date, hire or attempt to hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any Person listed on Section 6.14(a) of the Parent Disclosure Schedule, unless such Person has been terminated by Purchaser or any of its Affiliates subsequent to the Closing and who has not been employed or engaged by any Transferred Entity for a period of at least six (6) months prior to the date of such hire, without Purchaser’s prior written consent or (iii) for three (3) years following the Closing Date, induce or attempt to induce any customer, supplier, licensee or other business relation of the Transferred Entities to cease doing business with the Transferred Entities, or in any way interfere with the relationship between the Transferred Entities and any customer, supplier, licensee or other business relation thereof (including by inducing or attempting to induce any such person or entity to reduce the amount of business it does with the Transferred Entities). For purposes of this Section 6.14(a), the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms or open job fairs.

(b) As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, without the prior written consent of Purchaser, Parent shall not, and shall cause each other member of the Parent Group not to, and Parent shall not permit, cause or encourage any of its respective Affiliates to, and shall cause each other member of the Parent Group not to permit, cause or encourage any of its respective Affiliates to, for three (3) years following the Closing Date, , engage in the Business (such business, a “Competing Business”); provided that nothing in this Agreement shall restrict any member of the Parent Group at any time from:

(i) (x) owning ten percent (10%) or less of the Equity Interests of any Person, or (y) investing in any fund in which Parent and its Subsidiaries are passive and have no discretion with respect to the investment strategy of such fund;

(ii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than fifteen percent (15%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person (provided, that no Sensitive Business Information shall be disclosed to employees that are engaged on a day-to-day basis in such Competing Business);

(iii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if (A) such Competing Business generated more than fifteen percent (15%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) the applicable member of the Parent Group, within twelve (12) months after the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of the Competing Business of such Person such that the restrictions set forth in this Section 6.14(b) but for this Section 6.14(b)(ii) would not have operated to prevent such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses reasonable best efforts to complete such divestiture as soon as reasonably practicable;(iv) complying with its obligations under this Agreement or any of the Ancillary Agreements; or

(v) owning, operating and engaging in the Retained Business as conducted as of the date hereof.

(c) Notwithstanding the foregoing, this Section 6.14 shall not (i) restrain or prohibit the consummation of any transaction or series of related transactions that results in a change of control of Parent or a majority of the assets of the Parent Group, so long as such acquirer of Parent or a majority of the assets of the Parent Group is either (x) not engaged in a Competing Business or (y) if such Acquirer is engaged in a Competing Business, such Competing Business generated less than fifteen percent (15%) of such acquirer’s consolidated annual revenues in the last completed fiscal year of such Person, calculated on a pro forma basis to include such acquirer’s annual revenues for such year and the Parent Group’s annual revenues for such year; provided, that if the Competing Business generated greater than fifteen percent (15%) of such Acquirer’s consolidated annual revenues, such acquirer shall not be deemed in breach of this Section 6.14(c) if such acquirer within twelve (12) months after acquiring Parent enters into a definitive agreement to cause the divestiture of such Competing Business; and (ii) restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled by Parent, including any joint ventures, partnerships or co-investment vehicles that neither Parent nor any of its direct or indirect Subsidiaries controls, in the case of this clause (ii) so long as (A) such Person is not acting at the direction or encouragement of Parent or its controlled Affiliates and (B) such Person has not received Sensitive Business Information from or on behalf of Parent or any of its controlled Affiliates.

Section 6.15 Financing.

(a) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain funds sufficient to fund the Closing Purchase Price, the Final Purchase Price and any other amounts payable by Purchaser hereunder or under any Ancillary Agreement or otherwise in connection with the transactions contemplated hereby and thereby (including the payment of all of Purchaser’s and its Affiliates’ costs and expenses incurred in the evaluation, negotiation and execution of the Sale and the other transactions contemplated hereby) on the terms and conditions described in the Commitment Letters, in each case, on or prior to the Closing Date, including (i) maintaining in effect the Commitment Letters and complying with its obligations thereunder in accordance with and subject to the terms and conditions set forth therein, (ii) satisfying on a timely basis, all conditions to the funding of the Financing set forth in the Commitment Letters and the Definitive Debt Financing Agreements, (iii) negotiate and enter into definitive debt financing agreements on the terms and conditions contemplated by the Debt Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Debt Financing Agreements”), and (iv) upon the satisfaction of the conditions set forth in the Commitment Letters and all conditions herein to Purchaser’s obligation to effect the Closing under Section 9.1 and Section 9.2 (in each case, other than those that can only be satisfied at the Closing) consummate the Debt Financing at or prior to the Closing in accordance with and subject to the terms and conditions set forth in the Commitment Letters. In the event that all conditions contained in any Commitment Letter or the Definitive Debt Financing Agreements (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied, Purchaser shall enforce the obligations of the Debt Financing Sources thereunder (and the rights of Purchaser) under the Commitment Letters and, if applicable, the Definitive Debt Financing Agreements. Purchaser shall keep Parent informed on a regular and current basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Commitment Letters and any Alternative Financing and shall give Parent prompt notice (i) of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Financing contemplated by the Commitment Letters, (ii) if Purchaser becomes aware of any material breach by any party to the Commitment Letters or Definitive Debt Financing Agreements, (iii) if Purchaser becomes aware of the expiration or termination (or attempted or purported termination, whether or not valid) of the Debt Commitment Letter, (iv) of the receipt by Purchaser of any written or electronic (including email) notice or communication by any Debt Financing Source with respect to (A) any actual or threatened breach, default (or allegation thereof), repudiation by any party to any Commitment Letter or any Definitive Debt Financing Agreement or any refusal to provide, or stated intent that it will not provide, by any Debt Financing Source the full amount of the Debt Financing contemplated by the Debt Commitment Letter for any reason, (v) of Purchaser’s good faith belief, for any reason, that it may no longer be able to obtain all or any portion of any Financing contemplated by the Commitment Letters on the terms and conditions described therein or (vi) of Purchaser’s receipt of any written notice or other written communication from any person with respect to any (A) actual or potential material breach, default termination or repudiation by any party to the Commitment Letter, (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Definitive Debt Financing Agreement (other than ordinary course negotiations) and (C) the failure of any condition to the Debt Financing to be satisfied.

(b) Prior to the Closing, Purchaser shall not, and shall cause its Affiliates not to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Commitment Letters or Definitive Debt Financing Agreements without Parent’s prior written consent provided that, for the avoidance of doubt, Purchaser may, without Parent’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or Definitive Debt Financing Agreements that would not, and would not reasonably be expected to, (A) reduce the amount of the Debt Financing contemplated by the Debt Commitment Letter to an amount less that the amount necessary to finance the transactions contemplated hereby, (B) adversely affect the ability of Purchaser to enforce its rights against any other party to the Debt Commitment Letter or the Definitive Debt Financing Agreements, in each case, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof, (C) materially prevent, delay or impede the consummation of the Sale, the Debt Financing or the other transactions contemplated by this Agreement, or (D) impose any new or additional conditions, or otherwise expands any of the conditions, to the availability and funding of Debt Financing as contemplated by the Debt Commitment Letter, and (ii) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement. Upon any such amendment, replacement, supplement, modification or waiver, the terms “Debt Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Purchaser shall promptly deliver to Parent copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter and/or any such waiver of a provision of the Debt Commitment Letter.

(c) If all or any portion of the Debt Financing becomes unavailable, or the Debt Commitment Letter or any of the Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, then Purchaser shall use its reasonable best efforts to (i) arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Closing Purchase Price, the Final Purchase Price and any other amounts due from Purchaser hereunder or under any Ancillary Agreement upon terms and conditions not materially less favorable, taken as a whole, to Purchaser as those in the Debt Commitment Letter (including, for the avoidance of doubt, any related “market flex” provisions), and (ii) promptly notify Parent of such unavailability and the reason therefor. In the event any alternative financing is obtained in accordance with this Section 6.15(c) (“Alternative Financing”), references in this Agreement to the “Debt Financing” shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the “Debt Commitment Letter” and the “Definitive Debt Financing Agreements” shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Purchaser pursuant to this Section 6.15 shall be applicable thereto to the same extent as Purchaser’s obligations with respect to the Debt Financing.

(d) Parent Cooperation.

(i) Parent shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Transferred Entities and its and their respective Representatives to, provide such cooperation as is reasonably requested by Purchaser, including using reasonable best efforts to (A) make available to Purchaser and its financing sources the Required Information and such other financial, business or other pertinent information regarding Parent and its Subsidiaries that is then available to or readily obtainable by Parent as Purchaser shall reasonably request in order to consummate the Debt Financing and that is customarily provided by borrowers for inclusion in bank information memoranda and similar documents for financings of the type contemplated by the Debt Commitment Letter (it being understood and agreed that such information shall not include any information customarily delivered by an investment bank in the preparation of such bank information memoranda or similar documents), (B) upon reasonable prior written notice and at reasonable times, cause management of the Transferred Entities to participate in a reasonable number of meetings (but not more than one primary bank meeting) (in each case, which may be held via conference call), drafting sessions, rating agency presentations and lender due diligence presentations, in each case at times and locations to be mutually agreed, (C) providing assistance to Parent and its Debt Financing Sources in the preparation of customary bank information memoranda, lender presentations and rating agency presentations in connection with the Debt Financing (the “Marketing Material”), (D) provide assistance in the preparations for the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing), (E) deliver at least three (3) Business Days prior to the Closing, to the extent requested by the Purchaser on behalf of the Debt Financing Sources no later than ten (10) Business Days prior to the Closing Date, such documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and, solely to the extent applicable to Parent and its Subsidiaries after giving effect to the transactions contemplated by this Agreement, information reasonably necessary to complete a Beneficial Ownership Certification as defined in 31 CFR 1010.230, and (F) provide reasonable assistance to facilitate at (but not prior to) the Closing the release of guarantees and the release of liens on assets of the Business (other than Permitted Liens) that are collateral for the Debt Financing. Parent hereby consents to the use of the logos of the Parent and its Subsidiaries in connection with any such debt financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Parent and/or its Subsidiaries or their reputation or goodwill.

(ii) Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.15: (A) that would require Parent, the Transferred Entities or any of their Affiliates or any other Persons who are directors or officers of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (B) that would require Parent of any of its Affiliates (other than a Transferred Entity) or any other Persons to execute or deliver any certificate, opinion, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, other than a customary authorization letter described in the definition of “Required Information”, (C) that would require any Transferred Entity to execute or deliver any certificate, opinion, document, instrument or agreement, or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, in each case, prior to the Closing (it being understood that no obligations of any Transferred Entity under any certificate, opinion, document, instrument or agreement delivered pursuant to this Section 6.15 shall be required to be effective prior to the Closing), other than the customary authorization letters described in the definition of “Required Information”, (D) that would cause any representation or warranty in this Agreement to be breached by Parent or any of its Affiliates or would cause any condition to the Closing to fail to be satisfied, (E) that would require Parent or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, Liability or obligation in connection with the Debt Financing, (F) that could cause any director, officer or employee or stockholder of Parent or any of its Affiliates to incur any personal liability, (G) that could reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective Organizational Documents, or any applicable Law or Contracts, (H) that provides access to or discloses information that Parent or any of its Affiliates determines could reasonably be expected to jeopardize any attorney-client privilege of, or conflict with any confidentiality obligations binding on, Parent or any of its Affiliates, (I) to prepare or deliver (1) any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice (other than financial statements of the type referred to in Section 4.6) or (2) any projections or pro forma financial statements, (J) that would, in the opinion of Parent, interfere with the ongoing operations of its or its Affiliates’ businesses (including the Business) or would require an action that is not within the control of Parent or its Subsidiaries using commercially reasonable efforts or (K) that would cause significant competitive harm to Parent or its Subsidiaries if the transactions contemplated by this Agreement are not consummated. All non-public or other confidential information provided by Parent or any of its Representatives pursuant to this Section 6.15 shall be kept confidential in accordance with the Confidentiality Agreement. Nothing contained in this Section 6.15 or otherwise shall require Parent or any of its Affiliates (other than, following the Closing, any Transferred Entity) to encumber any of its assets or be an issuer or other obligor with respect to the Debt Financing or require any Transferred Entity to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. Purchaser shall, promptly upon request by Parent, reimburse Parent and its Affiliates for all fees, costs, expenses and Liabilities incurred by any of them or their respective Representatives in connection with fulfilling their respective obligations pursuant to this Section 6.15 (including reasonable attorneys’ fees).

(iii) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the provisions contained in this Section 6.15 represent the sole obligations of Parent and any of its Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Purchaser or any of its Affiliates with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, and no other provision of this Agreement

(including the Exhibits and Schedules hereto) or the Ancillary Agreements shall be deemed to expand or modify such obligations. Purchaser shall indemnify, defend and hold harmless Parent, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the Financing or any other financing by Purchaser or any of its Affiliates (including the arrangement thereof) and any information used in connection therewith (other than arising from (i) historical financial statements relating to Parent and its Subsidiaries described in the definition of “Required Information” provided expressly for use in connection with the Debt Financing or (ii) the gross negligence, Fraud, willful misconduct or intentional misrepresentation or intentional breach of this Agreement). The reimbursement and indemnification obligations of Purchaser set forth in this Section 6.15(d) are referred to, collectively, as the “Reimbursement Obligations.”

Section 6.16 Resignations. Parent shall use its reasonable best efforts to deliver any resignations or removal (effective as of the Closing) of the directors, managers, and officers of the Transferred Entities that are requested by Purchaser in writing no less than ten (10) Business Days prior to the Closing Date.

Section 6.17 Release.

(a) Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Parent and its past, present or future Representatives (other than the Transferred Entities) and each of their respective heirs, executors, administrators, successors and assigns, in each case, in their capacities as direct or indirect equityholders of the Transferred Entities (such released Persons, the “Parent Releasees”) to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Parent Releasees (including the Transferred Entities) occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, to the extent related to Fraud. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, and Purchaser covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Parent Releasees with respect to any Liabilities released pursuant to this Section 6.17(a).

(b) Effective as of the Closing, Parent, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Purchaser and its Representatives (including than the Transferred Entities) and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Purchaser Releasees”), in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Purchaser Releasees

(including the Transferred Entities) occurring or failing to occur, in each case, at or prior to the Closing. Parent shall not make, and Parent shall not permit any of its Affiliates to make, and Parent covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Purchaser Releasees with respect to any Liabilities released pursuant to this Section 6.17(b).

(c) Notwithstanding the foregoing, neither Section 6.17(a) nor Section 6.17(b) shall constitute a release from, waiver of, or otherwise affect any rights, claims or Actions of Purchaser or Parent, as applicable, or their applicable Affiliates (i) for or otherwise related to Fraud or (ii) under this Agreement or any Ancillary Agreement or any Liability or Contract expressly contemplated by this Agreement or any Ancillary Agreement or any other agreement to be in effect between any Seller and Purchaser (or their respective Affiliates) after the Closing (including purchase orders or other Contracts entered into in the Ordinary Course of Business), or any enforcement thereof.

Section 6.18 Pre-Closing Restructuring. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that (a) nothing in this Agreement shall prohibit or restrict the distribution of any cash or cash equivalents prior to the Calculation Time, and (b) prior to the Closing, Parent and its Subsidiaries will take all necessary actions and steps to effectuate the transactions in Section 6.18 of the Parent Disclosure Schedule in accordance with the transaction structure steps set forth in Section 6.18 of the Parent Disclosure Schedule (all such actions, the “Pre-Closing Restructuring”). Parent shall not be entitled to modify or amend the Closing Structure or the Pre-Closing Restructuring in any manner that would reasonably be expected to result in any non-de minimis unreimbursed cost for or non-de minimis adverse effect on Purchaser or the Transferred Entities without Purchaser’s prior written consent.

Section 6.19 Release of Liens and Guarantees. Parent shall, or shall cause other members of the Parent Group or the Transferred Entities, take such actions as may be reasonably necessary to release or arrange the release of all Liens listed on Section 6.19 of the Parent Disclosure Schedule, any guarantees by the Transferred Entities of the obligations secured by such Liens and any other guarantees of, or Liens securing, the obligations of the Transferred Entities under any Indebtedness and any guarantees by the Transferred Entities of the items listed in clause 4 of Section 1.1(a)(ii) of the Parent Disclosure Schedule, in each case, at or prior to the Closing. Parent shall provide written evidence of such releases as reasonably acceptable to Purchaser.

Section 6.20 ISRA Compliance.

(a) Parent acknowledges that (i) the operations at the Carlstadt Facility are categorized under NAICS number 32721 and come within the ISRA “industrial establishment” definition at N.J.A.C. tit. 7, § 26B-1.4; (ii) the Sale is subject to ISRA; and (iii) in 2013, an LSRP issued an RAO for the Carlstadt Facility. In June 2019, Environmental Resources Management (“ERM”) performed a Phase I investigation and prepared a Phase I report for the Carlstadt Facility. The ERM report did not identify any material findings.

(b) Within five (5) days of this Agreement, Parent or one of its Subsidiaries shall submit a GIN to the NJDEP.

(c) In the event the Carlstadt Facility qualifies for an exemption from ISRA, or an alternative compliance option, under ISRA, Parent may satisfy its ISRA obligations, if any, by relying on such ISRA exemption or the issuance of authorization by the NJDEP of an alternative compliance option. In the event that an exemption or alternative compliance option applies, Parent shall provide Purchaser with a letter from a lawyer representing Parent substantiating such conclusion. If no exemption is available, Parent shall engage an LSRP of Purchaser’s choosing (“Purchaser’s LSRP”) to perform a preliminary assessment and complete the ISRA Authorization by issuance of an RAO prior to the Closing (unless as otherwise provided in Section 6.20(d)). Parent and Purchaser’s LSRP shall take all actions reasonably required for ISRA Authorization prior to the Closing. Parent shall keep Purchaser reasonably apprised of the status and progress with respect to ISRA Authorization and shall provide, as reasonably requested by Purchaser, copies of all reports and other documents prepared in connection with the ISRA Authorization process prior to and after the Closing. Purchaser shall bear all ISRA Authorization Costs incurred pre-Closing and post-Closing.

(d) In the event that ISRA applies and an RAO cannot be obtained prior to the Closing, Parent shall file a Remediation Certification and the parties shall consummate the Sale in accordance with Section 2.3. Except as set forth above, Purchaser shall take all actions reasonably required for ISRA Authorization post-Closing. If the Closing occurs in the circumstances described above, Parent agrees to provide to Purchaser’s LSRP, agents and any applicable Governmental Entities a right of reasonable pre-Closing access to the Carlstadt Facility in order to enable Purchaser to conduct the ISRA Authorization process with the issuance of an RAO by the LSRP. Purchaser shall use reasonable efforts not to disturb or disrupt any monitoring wells, if any, at the Carlstadt Facility, or any equipment or other material, if any, related to the ISRA Authorization process.

(e) Until the Closing Date, except as required by applicable Law, Purchaser shall not, and shall cause its representatives not to, contact or communicate with any Governmental Entity concerning: (i) the Transferred Entities’ compliance or alleged non-compliance with Environmental Laws at the Carlstadt Facility; and/or (ii) the presence or alleged presence of any Hazardous Materials, including but not limited to ISRA hazardous substances or wastes, at or under the Carlstadt Facility or any property adjacent to the Carlstadt Facility, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. If such consent is granted, Parent shall have the right to participate in all such communications with the applicable Governmental Entity, and Purchaser agrees to provide Parent the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Purchaser and/or its representatives, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with matters addressed in this Section 6.20.

(f) Parent acknowledges that Purchaser shall conduct and control the scope of the investigation and if necessary any remediation required under ISRA and Parent shall have no decision-making authority with regard to the scope and manner in which the investigation and if necessary remediation under ISRA is conducted or completed.

(g) Parent shall not submit any documents in connection with ISRA Authorization to a Governmental Entity without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) Parent agrees that it shall cooperate with Purchaser with respect to the ISRA Authorization process and shall execute such documents as are required to complete ISRA Authorization. These documents shall include, but not be limited to, execution of any deed notice, permit application for a remedial action permit (“RAP”), CEA or any equivalent document. Purchaser and the Transferred Entities shall be designated as the party with primary responsibility for permit compliance for any RAP issued with respect to a deed notice and/or CEA at the completion of the ISRA Authorization process. To the extent the Transferred Entities have any monitoring and reporting obligations under a RAP, subsequent to Closing, Purchaser and Transferred Entities shall be responsible for any and all monitoring and reporting with respect to all institutional and engineering controls, financial assurance obligations, the biennial filings and reporting and any RAPs associated therewith.

(i) This Section 6.20 shall survive Closing.

Section 6.21 Data Room. Upon the execution of this Agreement, Parent shall promptly terminate any third party’s and any of such third-party’s officers’, directors’, employees’, representatives’, consultants’, financial advisors’, attorneys’, accountants and other agents’ access to the Data Room or any similar data room (other than Purchaser and its Representatives). Upon Purchaser’s written request promptly after the Closing, Seller shall use commercially reasonable efforts to deliver to Purchaser one or more electronic copies of the Data Room as of the Closing Date.

Section 6.22 Liabilities.

(a) From and after the Closing (except that clause (ii) below shall survive only through the sixth (6th) anniversary of the Closing Date), Parent shall retain or assume, as applicable all Liabilities (other than Business Liabilities) of any kind to the extent resulting from, arising out of or relating to (i) the Pre-Closing Restructuring (including Taxes related thereto), (ii) any Taxes of any Person (other than a Transferred Entity) for which any Transferred Entity is liable by reason of being a member of a consolidated, combined or unitary group prior to Closing, including pursuant to Treas. Reg. 1.1502-6 and any similar provision of U.S. state or local Law or non-U.S. Law, (iii) the Retained Business and (iv) the Contract set forth on Section 6.22 of the Purchaser Disclosure Schedule (collectively, the “Retained Liabilities”). At the Closing (or upon request from Purchaser if discovered after the Closing), Parent shall assume the Retained Liabilities from the Transferred Entities, and Parent shall discharge and perform when due, and Purchaser and its Affiliates (including the Transferred Entities) and its and their respective Representatives (collectively, the “Purchaser Indemnitees”) shall not assume or have any responsibility for, any or all of the Retained Liabilities, and Parent shall execute and deliver at Closing an instrument of assumption for such purpose in respect of the Retained Liabilities in Approved Form. From and after the Closing, Parent shall indemnify and hold harmless the Purchaser Indemnitees with respect to any Losses incurred or sustained by, or imposed upon any such Purchaser Indemnitee as a result of, arising out of or relating to the Retained Liabilities and in respect of ATE Leakage.

(b) From and after the Closing, Purchaser shall retain or assume, as applicable, all Liabilities (other than Retained Liabilities) of any kind, to the extent exclusively related to (i) the Transferred Entities or (ii) the Business (collectively, the “Business Liabilities”). At the Closing, Purchaser shall assume the Business Liabilities from Parent, and Purchaser shall cause the Transferred Entities to discharge and perform when due, and Seller and its Affiliates and its and their respective Representatives (collectively, the “Parent Indemnitees”) shall not assume or have any responsibility for, any or all of the Business Liabilities, and Purchaser shall execute and deliver at Closing an instrument of assumption for such purpose in respect of the Business Liabilities in Approved Form. From and after the Closing, Purchaser shall indemnify and hold harmless the Parent Indemnitees with respect to any Losses incurred or sustained by, or imposed upon any such Parent Indemnitee as a result of, arising out of or relating to the Business Liabilities.

Section 6.23 R&W Insurance. The parties hereto acknowledge that, the Purchaser or an Affiliate thereof may obtain, at Purchaser’s sole expense, a conditional binder to the R&W Insurance Policy. The R&W Insurance Policy, if any, shall provide that (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Parent, except for Fraud, (b) Parent and any Parent Indemnitee shall be third party beneficiaries of such waiver, and (c) following the Closing, Purchaser shall not amend the subrogation provisions of the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or Action against Parent based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement (except for Fraud), in each case, without Parent’s express prior written consent. Prior to the Closing, if requested by Purchaser, Parent shall use commercially reasonable efforts to assist Purchaser in Purchaser’s effort to obtain the R&W Insurance Policy, including by making available due diligence materials reasonably requested by Purchaser. For the avoidance of doubt, the parties hereto acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to the Closing.

Section 6.24 Australian Transferred Entities.

(a) Purchaser shall make the filing requesting the FIRB Consent as soon as practicable after the date hereof but in no event later than five (5) Business Days from the date hereof. Notwithstanding anything herein to the contrary, if FIRB Consent has not been obtained by Purchaser on or prior to the date that is the later to occur of (i) December 1, 2020 and (ii) the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, Parent shall implement a reorganization prior to Closing whereby Parent shall cause its Subsidiaries to transfer the Australian Shares to Parent or to a Subsidiary of Parent (by distribution or otherwise) that is not a Transferred Entity such that the Australian Shares shall not be acquired either directly or indirectly by Purchaser at the Closing in accordance with item 8 on Section 6.18 of the Parent Disclosure Schedule (the “Australian Reorganization”).

(b) If the Australian Reorganization is required to occur, then:

(i) Parent shall implement at or prior to Closing, the Australian Reorganization pursuant to definitive documentation in Approved Form and provide evidence of the Australian Reorganization to Purchaser as promptly as practicable following the Australian Reorganization. The Australian Reorganization will not be implemented if the FIRB Consent has been obtained prior to the date of the Australian Reorganization.

(ii) From the Closing to the ATE Closing, except (A) as otherwise expressly required by this Agreement, (B) as required by or to comply with Law, or (C) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall (1) cause the Australian Transferred Entities to conduct their business in the Ordinary Course of Business, and preserve intact their present business organization; provided that Parent or the Australian Transferred Entities may reasonably determine that the Australian Transferred Entities need to take reasonable measures as a result of COVID-19, and nothing herein shall prevent the Parent from causing the Australian Transferred Entities to take, or the Australian Transferred Entities from taking, all reasonable measures (including as a response to any Pandemic Measures) that Parent or the Australian Transferred Entities deem fit in good faith in order to preserve the business of the Australian Transferred Entities as a result thereof so long as such measures are consistent with the types of measures taken by the Sellers with respect to the Retained Business; provided, further, that Parent and the Australian Transferred Entities shall keep Purchaser reasonably informed of, and to the extent reasonably practicable, consult with Purchaser prior to the taking of any such measures; (2) not permit the Australian Transferred Entities to take any action or omit to take any action which would constitute a breach of clauses (ii) to (xvii) of Section 6.4 if such provision was applicable from the Closing to the ATE Closing and (3) except in connection with the Australian Reorganization and this Section 6.24, shall not, and shall cause its Subsidiaries not to, sell, transfer, assign, pledge or dispose of any of the Equity Interests of the Australian Transferred Entities.

(iii) From the Closing to the ATE Closing, Parent shall reasonably consult with Purchaser regarding the operations of the business of the Australian Transferred Entities, including by providing updates and information regarding the status thereof at the reasonable request of Purchaser. Parent shall continue providing access to the Australian Transferred Entities pursuant to Section 6.1(a) until the ATE Closing. The parties intend that following the Closing and prior to the ATE Closing, the business of the Australian Transferred Entities will be operated by the Parent Group for the benefit of and in trust for Purchaser to the extent permitted by applicable Law.

(iv) From the Closing to the ATE Closing, Parent shall cause the Australian Transferred Entities to be subject to a customary “locked box” structure that will not permit any “leakage”, such that unless consented to in writing by Purchaser, (A) all cash flows or cash of the Australian Transferred Entities or generated by the business of the Australian Transferred Entities will be maintained in the bank accounts of the Australian Transferred Entities or in a segregated bank account of another member of the Parent Group on behalf of the Australian Transferred Entities, (B) no dividends or distributions may be paid from the Australian Transferred Entities, (C) the profits from the operation of the business of the Australian Transferred Entities will go into the bank account of the Australian Transferred Entities or a bank account of another member of the Parent Group on behalf of the Australian Transferred Entities, and will only be used for business needs of the Australian Transferred Entities, which for the avoidance of doubt will not include the Retained Business and (d) no Australian Transferred Entity will make any other payments that would constitute customary leakage (collectively, “ATE Leakage”).

(v) Purchaser shall notify Parent in writing as soon as reasonably practicable after Purchaser obtains FIRB Consent, and within five (5) Business Days following receipt of such written notice by Parent, Parent shall transfer and convey or shall cause its Affiliates to transfer and convey, all rights, title and interest in and to the Australian Shares free and clear of all Liens other than Liens arising under applicable securities laws, and for no additional consideration, to Purchaser or its designee pursuant to a stock transfer agreement or similar instrument of transfer in Approved Form that will contain no conditions, representations, warranties or covenants other than covenants effecting the transfer of the Australian Shares to Purchaser (the “ATE Closing”); and Purchaser shall, and shall cause its Affiliates to, cooperate with Parent in connection with such transfer and conveyance. For all other purposes under this Agreement, the consummation of the ATE Closing shall be deemed to have occurred on the Closing Date.

Section 6.25 Ancillary Agreements. Parent and Purchaser shall cooperate in good faith and use commercially reasonable efforts to negotiate mutually agreed final forms of the Distributor Agreement, the Shared Services Agreement, the Warehousing Agreement and each of Supply Agreements, in each case, as promptly as possible following the date hereof and in any case by or prior to November 5, 2020. In furtherance of the foregoing, Purchaser (i) acknowledges that it has received drafts of each such agreement from Parent and its Representatives prior to the date hereof and (ii) hereby agrees to provide any proposed comments or changes to such draft agreements at or prior to 11:59 p.m. on October 27, 2020.

Section 6.26 Shared Contracts. From and after the date hereof and for as long as reasonably necessary following the Closing, Parent may, and may cause its Affiliates to, put in place an arrangement or arrangements so that Parent or its Affiliate will, following the Closing, be entitled to the rights and benefits, and responsible for the obligations and Liabilities, in each case to the extent related to the Retained Business, under each Shared Contract, and in each case, at Parent’s sole cost and expense, including (i) by amendment of a Shared Contract so that Parent or its Affiliate will, following such time, be entitled to the rights and benefits and responsible for the obligations and Liabilities in each case to the extent related to the Retained Business under each such Shared Contract; or (ii) the entry into a new Contract by Parent or its Affiliate with respect to the rights and obligations in each case to the extent related to the Retained Business under each such Shared Contract; and Purchaser shall use, and shall cause its Subsidiaries to use, reasonable best efforts to cooperate with Parent with respect to the foregoing.

Section 6.27 New Market Tax Credit Agreements.

(a) Parent shall take, or cause to be taken, all actions necessary to terminate in full, with no further Liability to the counterparty to the New Market Tax Credit Agreements set forth on Section 1.1(a)(iv)(1) of the Parent Disclosure Schedule following the Calculation Time on any of Transferred Entities, the loans payable by Potters Industries, LLC under the New Market Tax Credit Agreements set forth on Section 1.1(a)(iv)(1) of the Parent Disclosure Schedule prior to the Calculation Time and, in any event, on or about October 27, 2020. Parent shall provide evidence of such termination to Purchaser prior to the Closing.

(b) Parent shall take, or cause to be taken, all action reasonably necessary to cause Purchaser’s Debt Financing to be treated as “Permitted Indebtedness”, as that term is defined in the New Market Tax Credit Agreements that are outstanding as of Closing by (i) at least ten days prior to Closing, providing the lenders under the New Market Tax Credit Agreements notice of Potters Industries, LLC’s intent to borrow funds in connection with the Debt Financing, (ii) causing the applicable Transferred Entity to not have permitted an event of default under any of the New Market Tax Credit Agreements to occur and, if necessary, to certify the same to the applicable counterparties under the applicable New Market Tax Credit Agreements, (iii) causing Potters Industries, LLC to deliver to the lenders under the New Market Tax Credit Agreements written opinions of tax counsel (the “Tax Opinions”), reasonably acceptable to the lenders and customary for Contracts similar to New Market Tax Credit Agreement, that after giving effect to the Debt Financing, the opinions given by Quarles and Brady LLP as of the closing of the New Market Tax Credit Agreements remain true and correct, including without limitation that the loans under such agreements remain qualified low-income community investments for federal tax purposes (provided, that, Parent shall, or shall cause Potters Industries, LLC to, deliver to Purchaser drafts of the Tax Opinions at least three (3) Business Days prior to delivering the Tax Opinions to the lenders under the New Market Tax Credit Agreements and Parent shall, and shall cause Potters Industries, LLC, to consider in good faith any reasonable comments of Purchaser thereon) and (iv) reasonably cooperating with Purchaser to deliver any other documentation required or requested to be delivered by Purchaser or the Transferred Entities by the lenders under the New Market Tax Credit Agreements to cause the Debt Financing to be treated as “Permitted Indebtedness” under each New Market Tax Credit Agreement.

Section 6.28 Spanish FDI Law.

(a) As promptly as practicably following the date hereof and in no event later than 5:00 p.m. Madrid, Spain time on October 21, 2020, Purchaser shall request from the FDI Authority written confirmation (including by electronic mail) that no foreign direct investment authorization is required under Spanish FDI Law by Purchaser in connection with the transactions contemplated by this Agreement (the “FDI Waiver”). If Purchaser obtains the FDI Waiver, no such foreign direct investment authorization by the FDI Authority (the “FDI Approval”) shall be required by this Agreement, and any references to the requirement to obtain, or the necessity for, FDI Approval shall be deemed to be removed from this Agreement and the Schedules. If by 5:00 p.m. Madrid, Spain time on October 26, 2020, Purchaser has not received the FDI Waiver, then by no later than 5:00 p.m. Madrid, Spain time on October 27, 2020, Purchaser shall make the necessary filing with the FDI Authority to obtain FDI Approval.

(b) Notwithstanding anything herein to the contrary, if Purchaser has not received the FDI Waiver or FDI Approval on or prior to December 1, 2020, the Inside Date shall be extended to the date that is the earlier to occur of (x) December 23, 2020 and (y) two (2) Business Days after Purchaser obtains FDI Approval.

(c) If Purchaser has not received the FDI Waiver or FDI Approval on or prior to December 1, 2020, from such date through the Closing, at Purchaser’s election, the parties hereto shall consult and use reasonable best efforts to agree to a revised transaction structure that requires Parent to implement a reorganization prior to Closing whereby Parent shall cause its Subsidiaries to transfer the Spanish Shares to Parent or to a Subsidiary of Parent (by distribution or otherwise) that is not a Transferred Entity such that the Spanish Shares shall not be acquired either directly or indirectly by Purchaser at the Closing on terms substantially similar to those set forth in Section 6.24, including the covenants governing the operation and management of the business forth therein that shall be applicable to the Spanish Transferred Entity (the “Spanish Reorganization”); provided that the Spanish Reorganization shall not be effected if FDI Approval has been obtained prior to the date of implementation of the Spanish Reorganization. If the parties effect the Spanish Reorganization, Parent and Purchaser shall each bear fifty percent (50%) of the incremental Taxes associated with or resulting from effecting the Spanish Reorganization.

ARTICLE VII

EMPLOYEE MATTERS COVENANTS

Section 7.1 Continuation of Employment. Within five (5) days prior to the Closing Date, Sellers shall update the Employee Information List to include complete and accurate information as of the date of such update. As of the Closing Date, Purchaser shall (a) cause each of the Transferred Entities to continue to employ on the Closing Date its respective Transferred Entity Employees, and (b) with respect to each other Business Employee, either (i) continue to employ such other Business Employee, to the extent employment continues by operation of Law, or (ii) offer, or cause its applicable Affiliate to offer, employment to such other Business Employee, to the extent employment does not continue by operation of Law, in all cases, on terms consistent with this Article VII, with any such offer made at least ten (10) Business Days prior to Closing and subject to the occurrence of the Closing. Sellers and their Affiliates shall terminate the employment of any Business Employee who receives an offer of employment from Purchaser or any of its Affiliates pursuant to this Article VII effective as of the effective date of such offer. Notwithstanding the foregoing, to the extent any Business Employee described in subsection (b) of the definition of “Business Employee” is receiving or is eligible to receive workers’ compensation, short-term disability, or long-term disability, or is on family medical, military, or other leave of absence as of the Closing Date (excluding, for the avoidance of doubt, paid time off or sick leave scheduled in the Ordinary Course of Business) (each, an “Inactive Employee”), any Seller or one of their Affiliates (other than the Transferred Entities) shall continue to employ such Inactive Employee, and Sellers and their Affiliates (other than the Transferred Entities) shall be solely responsible for the provision of benefits and compensation to and all costs and other Liabilities incurred in respect of any Inactive Employee. Purchaser or its applicable Affiliate shall only be obligated to make an offer of employment to any such Inactive Employee who is available to, and presents himself or herself to, return to active work within 120 days following the Closing Date (or such longer period as is required by applicable Law). Each Transferred Entity Employee, each other Business Employee whose employment continues by operation of Law, and each Business Employee who accepts or is deemed to have accepted Purchaser’s or its Affiliate’s offer of employment pursuant to this Section 7.1, shall be referred to herein as a “Transferred Business Employee”.

Section 7.2 Terms and Conditions of Employment. With respect to each Transferred Business Employee, Purchaser shall take all action necessary (including in accordance with the Transition Services Agreement) to provide or cause to be provided, during the period commencing on the Closing Date and ending on December 31, 2021 (or, if shorter, the period of employment of the applicable Transferred Business Employee) (the “Continuation Period”), (a) the same wage rate or cash salary level in effect for such Transferred Business Employee immediately prior to the Closing, (b) substantially comparable annual cash incentive target opportunities (other than equity or equity-based incentives or long-term incentives) as in effect for such Transferred Business Employee immediately prior to the Closing and (c) for the Transferred Business Employees as a group (determined according to country jurisdiction) employee benefits (excluding any defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) that are substantially comparable, in the aggregate, to the employee benefits (excluding any defined pension, equity or equity-based, nonqualified deferred compensation plan, or post-termination or retiree health or welfare benefits) provided to such Transferred Business Employees under the applicable Benefit Plans in effect immediately prior to the Closing. Additionally, Purchaser agrees that each Transferred Business Employee shall, during the Continuation Period, be provided with severance benefits in amount and upon and under terms, conditions and provisions that are at least as favorable as the severance benefits provided under the applicable Benefit Plan providing severance benefits set forth on Section 4.11(a) of Section 7.2 of the Parent Disclosure Schedule, a copy of which has been provided to Purchaser prior to the Closing Date. Notwithstanding the foregoing, the compensation and benefits provided to any Transferred Business Employee whose employment is the subject of a collective bargaining agreement shall be controlled solely by the terms of the applicable collective bargaining agreement. Notwithstanding the foregoing, Purchaser shall not be prohibited by this Section 7.2 from terminating the employment of any Transferred Business Employee following the Closing Date. Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of this Article VII, comply with (i) any additional obligations or standards arising under applicable Laws and (ii) the terms of those Contracts set forth on Section 4.11(a) of the Parent Disclosure Schedule governing the terms and conditions of employment or termination of employment of the Transferred Business Employees.

Section 7.3 Service Credit. Purchaser shall, or shall cause the applicable Transferred Entity to, give each Transferred Business Employee credit for purposes of eligibility to participate, vesting and determining levels of severance, vacation and paid time off benefits under (a) any Transferred Entity Benefit Plans and (b) each other employee benefit plan, policy or arrangement (other than any plan, policy or arrangement providing for defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits), in each case maintained or made available for the benefit of Transferred Business Employees as of or after the Closing by Purchaser or any of its Affiliates (the “Purchaser Benefit Plans”), for such Transferred Business Employee’s service prior to the Closing with Parent and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent and for the same purpose as such service is recognized by Parent and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing under the analogous Benefit Plan; provided that such credit shall not be given to the extent that it would result in a duplication of benefits, compensation or coverage for the same period of service.

Section 7.4 Health Coverages. As of the Closing Date, or if later, the end of the coverage period under the Seller Benefit Plans pursuant to the Transition Services Agreement, Purchaser shall or shall cause one of its Affiliates (including, following the Closing, the Transferred Entities) to offer a Purchaser Benefit Plan that is a group health plan. With respect to any Purchaser Benefit Plan that is a group health plan, Purchaser shall or shall cause one of its Affiliates (including, following the Closing, the Transferred Entities) to use commercially reasonable efforts to: (a) waive any pre-existing condition limitations applicable to each Transferred Business Employee or dependent (other than any limitation already in effect under the corresponding group health Seller Benefit Plan or Transferred Entity Benefit Plan) or waiting period not in effect or already satisfied under the applicable group health Seller Benefit Plan or Transferred Entity Benefit Plan, and (b) to the extent that such Purchaser Benefit Plans that are group health plans in which such Transferred Business Employee becomes eligible to participate for the first time during the plan year in which the Closing occurs, provide such Transferred Business Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already paid by the Transferred Business Employee under the applicable group health Seller Benefit Plan or Transferred Entity Benefit Plan during the portion of such plan year prior to the commencement of participation for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Purchaser Benefit Plans that are group health plans.

Section 7.5 Accrued Vacation, Sick Leave and Personal Time. Purchaser will recognize and assume all Liabilities with respect to accrued but unused vacation time for all Transferred Business Employees (including any Liabilities to Transferred Business Employees for payments in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by this Article VII) to the extent such accrued but unused vacation time is included in Working Capital. Purchaser shall promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Parent or its applicable Affiliates for any payments made by them to any Transferred Business Employees in respect of such accrued but unused vacation time that becomes due and is paid to a Transferred Business Employee by Parent or one of its Affiliates as a result of the transfer of employment contemplated by this Article VII. During the Continuation Period, Purchaser shall allow Transferred Business Employees to use the accrued and unused vacation time recognized in accordance with the first sentence of this Section 7.6 in accordance with the terms of the applicable Benefit Plans in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of Purchaser or its Affiliates on or following the Closing).

Section 7.6 401(k) Plan Accounts. Effective as of the Closing, Parent shall cease all contributions in respect of each Transferred Business Employee in Parent’s tax qualified defined contribution plan in which such individual is then participating (“Parent’s 401(k) Plan”). As of or as soon as administratively feasible after the Closing, the Purchaser or one of its Affiliates shall establish or have in effect one or more defined contribution plans that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Purchaser’s 401(k) Plan”), and each Transferred Business Employee who was eligible to participate in Parent’s 401(k) Plan prior to the Closing shall become eligible to participate in Purchaser’s 401(k) Plan. Purchaser shall cause the Purchaser 401(k) Plan to accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of “eligible rollover distributions” (within the meaning of Section

402(c)(4) of the Code) from the Parent 401(k) Plan relating to any Transferred Business Employee, including the amount of any unpaid balance of any participant loan (and the related promissory note) under the Parent 401(k) Plan, to the extent such rollover is elected by such Transferred Business Employee in accordance with the terms of the Parent’s 401(k) Plan, the terms of the Purchaser’s 401(k) Plan and applicable Law.

Section 7.7 Cash Incentive Compensation. Purchaser shall assume all Liability for any cash incentive compensation (including sales commissions) payable under any Benefit Plan in respect of the calendar year in which the Closing occurs to Transferred Business Employees in connection with their services to the Business (the “Cash Incentive Compensation”) to the extent that such Cash Incentive Compensation has been accrued and is scheduled to be paid, in the Ordinary Course of Business, following the Closing, and the Parent Group shall not have any Liability for the Cash Incentive Compensation following the Closing. All Cash Incentive Compensation shall be payable in accordance with the terms and conditions of the Benefit Plan that governed such Cash Incentive Compensation prior to the Closing, and in accordance with Purchaser’s obligations under Section 7.2; it being understood that any portion of such Cash Incentive Compensation that is payable based solely on Parent’s earnings before interest, tax, depreciation and amortization (“EBITDA”) shall instead be based on the EBITDA of the Business (using the same EBITDA metrics with respect to the Business under such Benefit Plans as applied prior to Closing).

Section 7.8 Collective Bargaining Agreements. As of the Closing Date, the Transferred Entities shall continue to recognize the unions and works councils that are signatories to the collective bargaining or other labor Contracts covering Transferred Business Employees and set forth on Section 4.12(b) of the Parent Disclosure Schedule as the representatives of the Transferred Business Employees of the bargaining units described therein.

Section 7.9 Seller Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Article VII or with respect to any payments made under the Transition Services Agreement, the Parent Group shall assume or retain and be solely responsible for, and Purchaser and its Affiliates shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related Liabilities or obligations pertaining to, any Seller Benefit Plan, including, for the avoidance of doubt, any obligations under COBRA with respect to any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a). Effective as of the Closing Date or if applicable, the end of any coverage provided under the terms of the Transition Services Agreement, each Transferred Business Employee shall cease to participate in each Seller Benefit Plan as an active employee, and each Transferred Entity shall cease to be a participating employer in each Seller Benefit Plan. For the avoidance of doubt, as of the Closing, Purchaser and its Affiliates shall assume, or shall cause the Transferred Entities to assume or retain, as the case may be, sponsorship of, and all Liabilities and other obligations with respect to, only the Transferred Entity Benefit Plans.

Section 7.10 No Third-Party Beneficiaries. Without limiting the generality of Section 11.5, nothing in this Agreement is intended to or shall (a) be treated as the establishment of or an amendment to, or be construed as establishing or amending, any Seller Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by any Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) prevent Purchaser or its Affiliates (including, following the Closing, the Transferred Entities) from amending, modifying or terminating any Transferred Entity Benefit Plan or any other benefit or compensation plan, program, policy, agreement, or arrangement at any time assumed, established, sponsored or maintained by any of them, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating or modifying the terms or conditions of the employment of any Business Employee, or (d) confer any rights or remedies (including third-party beneficiary rights) on any Person other than the parties to this Agreement, including any current or former director, employee, consultant or independent contractor of any Seller, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VIII

TAX MATTERS

Section 8.1 Structuring Matters.

(a) Purchaser shall (or shall cause its relevant Affiliates to) make timely and irrevocable elections under Section 338(g) of the Code (and any corresponding elections under any applicable state or local Tax Law) with respect to the acquisition of the Equity Interests of the Section 338(g) Entities pursuant to this Agreement (collectively, the “Section 338(g) Elections”), subject to the terms and conditions set forth in this Agreement; provided that if Parent notifies Purchaser on or before the date that is thirty (30) days following the Closing Date of its desire to make a Check Open Election with respect to one or more of the 338(g) Entities or Potters (Thailand) Limited, then Purchaser and Parent shall effect such Check Open Elections (in lieu of making a 338(g) Election, with respect to the 338(g) Entities so specified in Parent’s notice), but shall make such 338(g) Elections with respect to any Section 338(g) Entity not so specified. Purchaser shall (or shall cause its relevant Affiliates to) prepare all forms, attachments and schedules necessary to effectuate the Section 338(g) Elections or Check Open Elections in a manner consistent with the Purchase Price Allocation Schedule and the Allocation and shall timely file such forms with the applicable taxing authorities. Purchaser agrees that it shall not, and shall not permit any of its Affiliates to, revoke any of the Section 338(g) Elections or Check Open Elections without the prior written consent of Parent.

(b) Parent and its Affiliates agree to join in an appropriate and timely manner with Purchaser in making an election under Section 338(h)(10) of the Code, and any corresponding election permitted under any state or local Law (collectively, the “Section 338(h)(10) Election”) with respect to Purchaser’s indirect acquisition of Potters Industries Holding, Inc. Parent and its Affiliates shall cooperate with Purchaser to take all actions necessary or appropriate to effect and preserve a timely Section 338(h)(10) Election with respect to Purchaser’s acquisition of Potters Industries Holding, Inc., including participating in the timely filing of IRS Form 8023 and related or comparable forms required under applicable state and local Law. Purchaser shall (or shall cause its relevant Affiliates to) prepare all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election in a manner consistent with the Purchase Price Allocation Schedule and the Allocation.

(c) After the date hereof, the parties hereto shall cooperate in good faith to explore whether Purchaser or its Affiliates can acquire any of the Subsidiaries of Luxco directly from Luxco and in each case, without (a) causing any incremental adverse Tax consequences to the Sellers or the Parent Group relative to the Tax consequences that will result if such Subsidiaries are acquired indirectly through the sale of Luxco or (b) delaying the time of the Closing relative to the time when the Closing would occur if such Subsidiaries are acquired indirectly through the sale of Luxco. Notwithstanding anything to the contrary herein, (i) if the parties hereto mutually agree that such direct acquisitions can be effected without causing Sellers or the Parent Group such adverse Tax consequences or so delaying the Closing, the parties shall use commercially reasonable efforts to effect such acquisitions in a mutually acceptable manner (and to amend Exhibit C in a manner that reflects such acquisitions but otherwise maintains the underlying principles of the original Exhibit C, mutatis mutandis), and (ii) no further exploration of whether Purchaser or its Affiliates can acquire any of the Subsidiaries of Luxco shall be conducted if at any time such further exploration would reasonably be expected to delay the Closing.

Section 8.2 Purchase Price Allocation.

(a) For all U.S. federal (and applicable state and local) Tax purposes, Parent and Purchaser agree to (and agree to cause their respective Affiliates to) (i) allocate the Final Purchase Price and any other amounts treated as consideration for such Tax purposes among the Shares and the Lux Note and (ii) further allocate the Final Purchase Price and any other amounts treated as consideration for such tax purposes among the assets of (I) the Transferred Companies treated for U.S. federal income Tax purposes as either partnerships or entities disregarded from their owners (taking into account any Check Open Elections) and (II) the Section 338(g) Entities and Potters Industries Holding, Inc., in each case, that are deemed sold for U.S. federal Income Tax purposes, in each case in accordance with the methodologies set forth on Exhibit G attached hereto (the “Purchase Price Allocation Schedule”).

(b) No later than one hundred and twenty (120) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.7, Parent shall deliver to Purchaser a proposed allocation of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Shares and the Lux Note and assets described in Sections 8.2(a)(i) and (ii), respectively, in accordance with Sections 338 and 1060, and as applicable, 751 and 755 of the Code and the Treasury Regulations promulgated thereunder and the Purchase Price Allocation Schedule (the “Parent’s Allocation”). If Purchaser disagrees with the Parent’s Allocation, Purchaser may, within thirty (30) days after delivery of the Parent’s Allocation, deliver a notice (“Purchaser’s Allocation Notice”) to Parent to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If Purchaser’s Allocation Notice is duly and timely delivered, Parent and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Final Purchase Price (and other relevant amounts). If Parent and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. Any allocation of the Final Purchase Price (and other relevant amounts) determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Purchase Price Allocation Schedule and the terms of this Agreement. Any costs and expenses of the Independent Accounting Firm incurred pursuant to this Section 8.2(b) shall be borne equally by Parent, on the one hand, and the Purchaser, on the other hand. The allocation, as prepared by Parent if no Purchaser’s Allocation Notice has been timely given, as adjusted pursuant to any agreement between Parent and Purchaser or as determined by the Independent Accounting Firm pursuant to this Section 8.2(b) (the “Allocation”), shall be conclusive and binding on the parties. The Allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the Final Purchase Price pursuant to Section 8.6. Any such adjustment shall be allocated, consistent with this Section 8.2(b), to the Equity Interests, the Lux Note and/or asset or assets of the Transferred Companies to which such adjustment is attributable.

(c) Parent and the Purchaser shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns (including all forms, attachments and schedules necessary to effectuate the Section 338(g) Elections, the Section 338(h)(10) Election and any Check Open Elections), in a manner consistent with the Section 338(g) Elections, the Section 338(h)(10) Election, any Check Open Elections, the Purchase Price Allocation Schedule and the Allocation (and any adjustments thereto) and (ii) not take any position inconsistent therewith on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law). In the event that the Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party in writing of such notice and resolution of the dispute.

Section 8.3 Cooperation and Exchange of Information.

(a) Not more than thirty (30) days after the receipt of a request from Parent, Purchaser shall, and shall cause its Affiliates to, provide to Parent a package of Tax information materials, including schedules and work papers, reasonably requested by Parent to enable Parent to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entities. Purchaser shall use commercially reasonable efforts to prepare such package completely and accurately, in good faith and in a manner consistent with Parent’s past practice.

(b) Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of the Sellers shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Parent or a member of the Parent Group or (ii) a consolidated, combined, affiliated or unitary group that includes any member of the Parent Group.

(c) Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the earlier of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate and (ii) six (6) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense (provided that any such notice must in any event be made in writing at least sixty (60) days prior to such disposition; provided, further, for the avoidance of doubt, that Parent shall have no obligation to offer Purchaser any Tax Returns or other documents described in the final sentence of Section 8.3(b)).

Section 8.4 Preparation and Filing of Returns. Parent shall prepare and file all Tax Returns of the Transferred Entities in respect of which items of income, deduction, credit, gain or loss are passed through, directly or indirectly, to a Seller (or its direct or indirect owners) (“Flow-Through Tax Returns”) that are required to be filed after the Closing Date for any taxable period ending on or before the Closing Date. Not later than fifteen (15) days prior to the due date for filing any such Tax Return, Parent shall provide Purchaser with a copy of each such Tax Return for its review and shall consider in good faith any reasonable comments of Purchaser thereon. Purchaser shall prepare and file all Tax Returns other than Flow-Through Tax Returns of the Transferred Entities that are required to be filed for a Pre-Closing Period or Straddle Period; and in the case of any such Tax Return that could reasonably be expected to affect the amounts to which the Sellers are entitled or their obligations under Law or this Agreement, including under Section 2.7, (a) such Tax Return shall be prepared in accordance with past practice to the extent supported by a “more likely than not” (or higher) standard under applicable Law, and (b) not later than fifteen (15) days prior to the due date for filing any such Tax Return, Purchaser shall provide Parent with a copy of such Tax Return for its review and shall consider in good faith any reasonable comments of Parent thereon. If Purchaser, any of its Affiliates or any of the Transferred Entities receives notice of any audit, investigation, or other action by a Governmental Entity in respect of any Flow-Through Tax Return for a taxable period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Audit”), then such party will promptly (and in any event within fifteen (15) days) give written notice to Parent. Parent will have the right, at its own expense, to control the defense of the Pre-Closing Tax Audit so long as (A) Parent gives written notice to Purchaser within fifteen (15) days after the applicable party has given notice to Parent of the Pre-Closing Tax Audit, and (B) Parent keeps the Purchaser reasonably informed of all material matters that come to its attention in respect of the Pre-Closing Tax Audit. The Purchaser will be entitled to participate in the defense of any Pre-Closing Tax Audit, at its own expense. Where Parent does not elect to control the defense of the Pre-Closing Tax Audit, Parent may, at its own expense, nevertheless participate in the defense of the Pre-Closing Tax Audit. The party controlling any Pre-Closing Tax Audit shall not settle or compromise such Pre-Closing Tax Audit without the consent of the non-controlling party (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, if requested by Purchaser, Purchaser and its Affiliates shall be permitted to cause any Transferred Entity treated as a partnership for U.S. federal Income Tax purposes to make a “push out” election under Section 6226 of the Code (and any corresponding election available under applicable state or local Law) with respect to any “imputed underpayment” of or with respect to such Transferred Entity for a Pre-Closing Period or Straddle Period, and (ii) any Transferred Entity treated as a partnership for U.S. federal Income Tax purposes (taking into account any Check Open Election) shall make an election under Section 754 of the Code for the taxable year that includes the Closing Date, to the extent such Transferred Entity does not already have such an election in effect. Notwithstanding the foregoing, Purchaser shall have no review or comment rights pursuant to this Agreement with respect to any such Tax Return of any consolidated, combined, affiliated or unitary group that includes any member of the Parent Group.

Section 8.5 Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Transferred Entities, on the one hand, and any member of the Parent Group, on the other hand, are parties (provided that there are no other parties to such agreements or arrangements), shall terminate, and neither any member of the Parent Group, on the one hand, nor any of the Transferred Entities, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 8.6 Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Parent, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under Section 2.7 as an adjustment to the purchase price for Tax purposes.

Section 8.7 Post-Closing Tax Covenant. Purchaser shall not, and shall not cause its Affiliates (including the Transferred Entities) to

(a) make any entity classification election pursuant to Treasury Regulations Section 301.7701-3, which election would be effective on or prior to the Closing Date,

(b) take any action on the Closing Date after the Closing that is outside the Ordinary Course of Business with respect to the Transferred Entities or the Business, other than the liquidation or dissolution (including through an upstream or downstream merger) of Potters Holdings GP, Ltd. or Potters Holdings, L.P.

(c) amend any Flow-Through Tax Return or election made in connection with such Flow-Through Tax Return with respect to any of the Transferred Entities for any Tax period ending on or before the Closing Date,

(d) initiate or enter into any voluntary disclosure agreement or program with any taxing authority with respect to any Tax period ending on or before the Closing Date, in each case (x) prior to the date on which the Final Purchase Price is finally determined pursuant to Section 2.7, (y) with respect to any Flow-Though Tax Return or (z) to the extent related to any Transferred Entity that is classified as a foreign corporation for U.S. federal Income Tax purposes and in respect of which a Section 338(g) Election or Check Open Election has not been made pursuant to Section 8.1(a), from the Closing Date through the end of the taxable period of such entity that includes the Closing Date,

(e) change any method of accounting for Tax purposes or Tax accounting period for any Tax Period or portion thereof ending on or before the Closing Date, in each case (x) prior to the date on which the Final Purchase Price is finally determined pursuant to Section 2.7, (y) with respect to any Flow-Though Tax Return or (z) to the extent related to any Transferred Entity that is classified as a foreign corporation for U.S. federal Income Tax purposes and in respect of which a Section 338(g) Election or Check Open Election has not been made pursuant to Section 8.1(a), from the Closing Date through the end of the taxable period of such entity that includes the Closing Date or

(f) with respect to any Transferred Entity that is classified as a foreign corporation for U.S. federal income Tax purposes and in respect of which a Section 338(g) Election or Check Open Election has not been made pursuant to Section 8.1(a), from the Closing Date through the end of the taxable period of such entity that includes the Closing Date, (i) take any action outside the Ordinary Course of Business that could reasonably be expected to increase Sellers’ (or any Affiliate of Sellers’) pro rata share of amounts determined under Section 951(a)(1) or 951A(a) of the Code or (ii) enter into any extraordinary transaction with respect to any such Transferred Entity or otherwise take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by such Transferred Entity, including pursuant to Section 304 of the Code, or that would otherwise result in a diminution of foreign Tax credits that, absent such transaction, may be claimed by Sellers or any of their Affiliates or a change in the application of Section 245A of the Code to the Sellers or any of their Affiliates as compared with such application absent such transaction, in each case of clauses (a)-(f) above, that could reasonably be expected to (A) increase the liability of any of the Sellers or their respective Affiliates (other than the Transferred Entities) for Taxes or (B) reduce the amounts payable to the Sellers or increase the amounts payable by the Sellers pursuant to this Agreement; provided that nothing in this Section 8.7 shall be deemed to restrict the making of the Section 338(g) Elections, the Section 338(h)(10) Election, or Check Open Elections as and to the extent required by Section 8.1(a) or Section 8.1(b).

Section 8.8 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, (i) Purchaser shall pay, when due, and be responsible for, any sales, use, transfer, real property transfer, registration, documentary, conveyance, franchise, goods and services, stamp, value added or similar Taxes and related fees and costs (“Transfer Taxes”) imposed by a U.S. federal or state or local taxing authority on, or payable in the United States or a U.S. state or local jurisdiction in connection with, the transactions contemplated by this Agreement and (ii) Purchaser, on the one hand, and Sellers on the other hand, shall each pay, when due, and be responsible for, one-half of any Transfer Taxes imposed by a non-U.S. taxing authority on, or payable in a non-U.S. jurisdiction in connection with, the transactions contemplated by this Agreement; provided, that any Transfer Taxes imposed on or payable in connection with the Pre-Closing Restructuring shall be the sole responsibility of the Sellers. The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Parent and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; provided that, notwithstanding any of the foregoing, neither Parent nor any of its Affiliates nor Purchaser shall be required to file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, or any claim for any reduction thereof, if Parent or Purchaser, as applicable, determines in its sole discretion that the filing of such claim or any related action would have an adverse effect on Parent or any of its Affiliates or Purchaser or any of its Affiliates. For the avoidance of doubt, the Closing Purchase Price set forth in this Agreement is exclusive of Transfer Taxes.

ARTICLE IX

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 9.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to effect the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Antitrust and Foreign Investment Filings. The expiration (including any extensions thereof) or early termination of the applicable waiting period under the applicable Laws for the Antitrust Filings set forth on Section 9.1(a) of the Purchaser Disclosure Schedule.

(b) No Injunctions. No Governmental Entity of competent authority shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Sale or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Sale (collectively, the “Legal Restraints”).

Section 9.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent set forth in Section 3.4 (Ownership) and Section 4.5 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct in all respects except for de minimis inaccuracies on and as of such date);

(ii) the representation and warranty of Parent set forth in Section 4.20(a) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date;

(iii) the representations and warranties of Parent set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 4.1 (Organization), and Section 4.2 (Authorization) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except any such representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date; and

(iii) each of the representations and warranties of Parent set forth in Article III and Article IV (other than the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Ownership), Section 4.1 (Organization), and Section 4.2 (Authorization), Section 4.5 (Capitalization)) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (other than the representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct in all respects only on and as of such date), except, in each such case, where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any qualifications as to “materiality,” “Business Material Adverse Effect” or other similar qualifications as to materiality) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in the case of the representations and warranties made in Article III, or, a Business Material Adverse Effect, in the case of the representations and warranties made in Article IV.

(b) Covenants and Agreements. The covenants and agreements of Parent to be performed on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been satisfied.

(d) No Business Material Adverse Effect. Since the date hereof, there shall not have occurred a Business Material Adverse Effect.

(e) Pre-Closing Restructuring. The Pre-Closing Restructuring shall have been consummated in accordance with this Agreement in all material respects.

(f) Australian Reorganization or Spanish Reorganization. If required pursuant to Section 6.24 or Section 6.28, as applicable, the Australian Reorganization or the Spanish Reorganization, as applicable, shall have been consummated in accordance with Section 6.24 or Section 6.28, as applicable, in all material respects.

Section 9.3 Conditions to Parent’s Obligation to Close. The obligations of Parent to effect the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in the first sentence Section 5.1 and Section 5.2 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except any such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date; and (ii) each of the other representations and warranties of Purchaser contained in Article V shall be true and correct as of the Closing Date as if made on and as of the Closing Date; except, in the case of this clause (ii), (A) representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (B) where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Purchaser Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and Purchaser;

(b) by either Parent or by Purchaser, if the Closing shall not have been consummated on or before 5:00 p.m. New York City time on February 12, 2021 (the “Outside Date”); provided that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the primary cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(c) by either Parent or Purchaser, if any Legal Restraint permanently preventing or prohibiting consummation of the Sale shall be in effect and shall have become final and non-appealable; provided that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the primary cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(d) by Purchaser by notice to Parent, if Parent shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representations or warranties have become inaccurate, and such breach, failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 to be satisfied, and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is thirty (30) days from the date that Parent is notified in writing by Purchaser of such breach or failure to perform;

(e) by Parent by notice to Purchaser, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representations or warranties have become inaccurate, and such breach, failure to perform or inaccuracy (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.3 to be satisfied, and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is thirty (30) days from the date that Purchaser is notified in writing by Parent of such breach or failure to perform; or

(f) by Parent if (i) after December 1, 2020, all of the conditions in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents at the Closing, but each of which is capable of being satisfied at the Closing) have been satisfied or waived, (ii) Parent has, at a time when the requirements set forth in clause (i) are met, confirmed in writing to Purchaser that (A) all of the conditions in Section 9.1 and Section 9.3 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents at the Closing, but each of which is capable of being satisfied at the Closing) have been satisfied or that Parent is waiving such conditions and (B) Parent is ready, willing and able to consummate the Closing, and (iii) Purchaser has failed to consummate the Closing by 5:00 p.m. New York City time on the second Business Day following the receipt of such written notice from Parent.

Section 10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 10.1, written notice of such termination shall be given by the terminating party to the other.

Section 10.3 Effect of Termination.

(a) Subject in all cases to Section 10.3(b)-(e) in the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth in Section 10.3(b) and the Reimbursement Obligations set forth in Section 6.15(d); provided that termination of this Agreement shall not relieve any party hereto from Liability for any willful and material breach of this Agreement prior to such termination. Notwithstanding anything to the contrary contained herein, the provisions of Section 6.2 (Confidentiality), the Reimbursement Obligations set forth in Section 6.15(d) (Parent Cooperation), Article X (General Provisions) and this Section 10.3 shall survive any termination of this Agreement.

(b) If this Agreement is validly terminated by Parent pursuant to Section 10.1(e) or Section 10.1(f), then Purchaser shall pay to Parent or its designee a cash amount equal to $35,750,000 (the “Termination Fee”) as set forth in this Section 10.3. In the event that the Termination Fee is payable, Purchaser will pay the Termination Fee to Parent by wire transfer of immediately available funds within three (3) Business Days after the date that this Agreement is so validly terminated and receipt of wire transfer instructions from Parent.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the parties hereto would not enter into this Agreement. The parties hereto acknowledge and hereby agree that the Termination Fee if, as and when required to be paid pursuant to this Section 10.3, shall not constitute a penalty, but will be liquidated damages in a reasonable amount that will compensate Parent such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Sale, which amount would otherwise be impossible to calculate with precision.

(d) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 10.3(e), following any termination of this Agreement in accordance with its terms, the right of Parent to collect the Termination Fee in the circumstances in which it is payable pursuant to Section 10.3(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent, the Parent Group and their Affiliates, and their respective shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives, and each of their respective successors and assigns (collectively, the “Parent Related Parties”) against Purchaser, the Purchaser Sponsor, the Debt Financing Sources, their respective Affiliates and any of their respective former, current and future direct or indirect Affiliates, representatives, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives, and each of their respective successors and assigns (collectively, the “Purchaser Related Parties”) for any losses, damages or Liabilities suffered or incurred as a result of, in connection with, or under this Agreement, the Commitment Letters, the Limited Guaranty, any Ancillary Agreement or any agreement contemplated hereby or thereby, including in respect of any breach hereunder or thereunder, the failure to perform hereunder or thereunder (in any case, whether willfully, intentionally, unintentionally or otherwise) or for any representation made or alleged to have been made in connection herewith or therewith, or otherwise; and under no circumstances will any Parent Related Party (or the Parent Related Parties in the aggregate) be entitled to aggregate monetary damages or other monetary remedies for any losses, damages or Liabilities suffered as a result of the failure of the transactions contemplated by this Agreement, in the Commitment Letters, any Ancillary Agreement or any agreement contemplated hereby or thereby, to be consummated or for a breach or failure to perform hereunder or thereunder (in any case, whether willfully, intentionally, unintentionally or otherwise) or for any representation made or alleged to have been made in connection herewith or therewith, in excess of the Termination Fee and the Reimbursement Obligations set forth in Section 6.15(d).

(e) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.3 shall limit the right of Parent to bring or maintain any Action (i) for injunction, specific enforcement of the obligations of Purchaser or any other party under this Agreement or any of the Ancillary Agreements subject to the terms and conditions set forth in Section 11.11, (ii) arising out of or in connection with any breach of the Confidentiality Agreement pursuant to the terms of the Confidentiality Agreement, or (iii) against Purchaser or Purchaser Sponsor in connection with the Reimbursement Obligations set forth in Section 6.15(d). For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, while Parent may pursue both a grant of specific performance in accordance with Section 11.11 and the payment of the Termination Fee, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and all or any portion of the Termination Fee and in no circumstances shall Purchaser be required to pay the Termination Fee more than once.

Section 10.4 Extension; Waiver. At any time prior to the Closing, either Parent, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Interpretation; Absence of Presumption.

(a) The parties acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Parent Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Parent Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Parent Disclosure Schedule or Purchaser Disclosure Schedule is or is not material or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement.

(b) For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) Parent and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to this Agreement shall mean this Agreement as amended, modified or supplemented from time to time in accordance with the terms hereof; (xi) references to any Contract (other than this Agreement) shall mean such Contract as amended, modified or supplemented prior to the date hereof, unless otherwise specified; (xii) a reference to any Person includes such Person’s successors and permitted assigns; (xiii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiv) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (xvi) any document or item will be deemed “delivered”, “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is (A) included in the “Project Paris” electronic data room hosted by Venue Client Services (the “Data Room”) as of 5:00 p.m. New York City time at least one (1) Business Days prior to the date hereof or (B) actually delivered or provided to Purchaser (including by email). In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, this Agreement will control.

Section 11.2 Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 11.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11.7.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 11.5 No Third-Party Beneficiaries. Except for Section 6.9 (solely after the Closing), the last sentence of Section 6.15(d)(ii), the penultimate sentence of Section 6.15(d)(iii), Section 10.3(d), the first sentence of Section 11.9 and Section 11.12, each of which is intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided that the provisions of Section 10.3(d), this Section 11.5, the first sentence of Section 11.9 and Section 11.12 (and the definitions related thereto) shall be enforceable by each Debt Financing Entity (and each is an intended third party beneficiary thereof).

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

Section 11.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder on the date delivered if in writing and delivered by hand (and accompanied by e-mail), courier or overnight delivery service (and accompanied by e-mail), or by e-mail (so long as a receipt of such e-mail is requested and received; provided that if no recipient responds to such request and the party delivering arranges for overnight delivery on the following Business Day, the notice or communication shall be deemed delivered at the time the original e-mail was sent), and shall be directed to the address set forth below (or at such other address as such party shall designate by proper notice):

(a)	If to Parent:

c/o PQ Corporation

300 Lindenwood Drive

Malvern, PA 19355

Attention: Joseph S. Koscinski

E-mail: joe.koscinski@pqcorp.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036 Attention: David Blittner E-mail: david.blittner@ropesgray.com

(b)	If to Purchaser:

Potters Buyer, LLC

c/o The Jordan Company, L.P.

399 Park Avenue

30th Floor

New York, NY 10022

Attention: Ian Arons

Email: iarons@thejordancompany.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Andrew Arons, P.C.; Megan Spelman

E-mail: andrew.arons@kirkland.com; megan.spelman@kirkland.com

Section 11.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that (a) Parent may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Affiliate of Parent, but any such transfer or assignment will not relieve Parent of any of its obligations hereunder and (b) Purchaser may transfer or assign, its rights, interests or obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates or direct or indirect wholly owned Subsidiaries (including, following the Closing, the Transferred Entities), (ii) any of its Debt Financing Sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and any refinancings, extensions, refundings or renewals thereof or (iii) following the Closing, to any successor or purchaser of all or part of the Business or of Purchaser, but, in each case, any such transfer or assignment will not relieve Purchaser of any of its obligations hereunder.

Section 11.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought; provided, however that Section 10.3(d), Section 11.5, Section 11.9 and Section 11.12 may not be amended or modified in a manner that is materially adverse to any Debt Financing Source without the written consent of the related Debt Financing Sources party to the Debt Commitment Letter. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Specific Performance.

(a) The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 11.11(b), the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. Without limiting the generality of the foregoing, the parties agree that Parent shall be entitled to specific performance against Purchaser of Purchaser’s obligations under Section 6.15.

(b) Notwithstanding anything to the contrary in this Agreement or otherwise, it is acknowledged and agreed that the right of Parent to specific performance in connection with enforcing the obligations of Purchaser hereunder to cause the Equity Financing to be funded and to consummate the Closing shall be subject to the requirements: (i) all of the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date (and which are, at the time Parent seeks specific performance pursuant to this Section 11.11, capable of being satisfied if the Closing were to occur at such time), (ii) the Debt Financing (or any Alternative Financing in accordance with Section 6.15) has been funded or is available to be funded in full at the Closing if the Equity Financing is funded at the Closing (or, if the Debt Financing (or any such Alternative Financing) has been funded into escrow, such funds have been or would be released from escrow), (iii) Parent has irrevocably notified Purchaser in writing that all conditions set forth in Section 9.1 and Section 9.3 other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents at the Closing, but each of which is capable of being satisfied at the Closing) have been satisfied (or that Parent would be willing to waive any unsatisfied conditions in Section 9.3 for purposes of consummating the Closing) and that if specific performance is granted and the Equity Financing and Debt Financing (or any Alternative Financing in accordance with Section 6.15) were funded, then the Closing will occur, and (iv) Purchaser fails to consummate the Closing on or before the date the Closing should have occurred pursuant to Section 2.3(a). In no event shall Purchaser be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Termination Fee.

Section 11.12 Debt Financing Sources Provisions. Notwithstanding anything in this Agreement to the contrary, Parent on behalf of itself and the Sellers hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Entities, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agrees that service of process upon Parent or its Subsidiaries in any such Action shall be effective if notice is given in accordance with Section 11.7, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (e) waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Debt Financing Entity in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment

Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Debt Financing Entities will have any liability to Parent or the Sellers relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (g) agrees that the Debt Financing Entities are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 11.12.

Section 11.13 No Admission. Nothing herein shall be deemed an admission by Purchaser, Parent or any of their respective Affiliates, in any Action or Action by or on behalf of a third party, that Purchaser, Parent or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 11.14 No Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations and warranties and the covenants and agreements that contemplated performance solely at or prior to the Closing in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Article X, except the covenants and agreements that expressly contemplate performance after the Closing shall survive the Closing until fully performed in accordance with their respective terms. The parties acknowledge and agree that, other than in connection with any Fraud, from and after the Closing they shall not be permitted to make, and no party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another party at or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud, from and after the Closing, each party hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to any of Parent, Purchaser, the Sellers or the Transferred Entities or the subject matter of this Agreement that such party may have against the other parties or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

(b) The Purchaser hereby acknowledges and agrees that, except as expressly provided in Section 2.7, the foregoing Section 11.14(a) or in connection with any Fraud or as provided in any Ancillary Agreement, from and after Closing none of Parent, its Representatives or any of their respective Affiliates, officers, managers, employees or agents, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any certificate or other document entered into, made, delivered or made available in connection herewith, or as a result of any of the transactions contemplated hereby, such provisions and other documents being the sole and exclusive remedy (as between the Purchaser and its Affiliates, on the one hand, and the Parent and its Affiliates, on the other hand) for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at Law or in equity, or otherwise. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or preclude the ability of either party to bring an Action for Fraud against the Person committing such Fraud.

Section 11.15 Privilege. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), that, following the Closing, Ropes & Gray LLP and Babst, Calland, Clements and Zomnir, P.C. (“Parent Group’s Counsel”) may serve as counsel to the Parent Group and their Affiliates in connection with any matters related to this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale, notwithstanding any representation by Parent Group’s Counsel prior to the Closing Date of the Transferred Entities. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), (i) to waive any claim they have or may have that Parent Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and the Parent Group or any of their Affiliates, on the other hand, Parent Group’s Counsel may represent the Parent Group and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including any Transferred Entity) and even though Parent Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute. Purchaser, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing) also further agree that, as to all communications to or from Parent Group’s Counsel, on the one hand, and any or all of the Transferred Entities, the Parent Group or their Affiliates and their respective Representatives, on the other hand, that relate in any way to this Agreement or any Ancillary Agreement, the negotiation, performance or subject matter hereof or thereof, or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Parent Group and will not pass to or be claimed by Purchaser or its Affiliates (including any Transferred Entity after the Closing). Without limitation of the foregoing, none of Purchaser or any of its Affiliates (including any Transferred Entity after the Closing) may use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Parent Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, a Transferred Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Parent Group’s Counsel to such third party; provided, however, that such Transferred Entity may not waive such privilege without the prior written consent of Parent. Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 11.15. Parent Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 11.15, and may enforce the same. This Section 11.15 will survive the Closing and will remain in effect indefinitely.

Section 11.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

PQ CORPORATION

By:	/s/ Belgacem Chariag
Name:	Belgacem Chariag
Title:	Chairman, President and Chief Executive Officer

POTTERS BUYER, LLC

By:	/s/ Ian Arons
Name:	Ian Arons
Title:	Manager

[Signature Page to Stock Purchase Agreement]

SCHEDULE I

SELLERS

PQ International C.V.

PQ International Holdings II Inc.

Potters Netherlands Holding LLC

PQ Europe ApS PQ International Holdings Inc.

SCHEDULE II

TRANSFERRED ENTITIES

Transferred Companies:

Potters Ballotini Acquisition GmbH

Potters Holdings GP, Ltd.

Potters Holdings, L.P.

Potters International Holdings S.á r.l.

Potters Netherlands Holdings I C.V.

PQ Holdings Australia Pty Limited Potters Leveraged Lender LLC

Transferred Subsidiaries:

Potters Holdings II GP, LLC

Potters Holdings II, LP

Potters Industries Holding, Inc.

Potters Industries, LLC

SAJB Holding Company, LLC

Potters Ballotini SAS

Societe de Recyclage des Produits Verrier Industriels SAS

Interminglass Holding Sp. z o.o.

Interminglass Sp. z o.o.

Potters (Thailand) Limited

Potters Industries Acquisition Pty Ltd.

Potters Industries Pty Ltd.

Potters Industrial Ltda.

Potters Canada Holding Company

Potters Canada Holding II Company

PNA Partnership

Potters-Ballotini Co., Ltd.

Ballotini Panamerica S. de R.L. de C.V.

Potters Nederland B.V.

Potters Ballotini Acquisition GmbH

Potters Ballotini GmbH

Potters-Ballotini Limited

Northern Cullet Limited

Potters Netherlands Holdings II B.V.

Sovitec Mondial S.A.

Sovitec International B.V.

Sovitec Belgium S.A.

Glass Beads S.A.

Beads Belgium S.A.

Sovitec Iberica, S.A.

Asociacion para el Estudio de las Tecnologias de Equipamiento de Carreteras, S.A.

Sovitec France S.A.S. PQ Australia Pty Limited